CREDIT AGREEMENT



                            Dated as of November 1, 1996



                                      among



                               OAK INDUSTRIES INC.,


                    THE LENDERS FROM TIME TO TIME PARTY HERETO



                                       and



                           THE CHASE MANHATTAN BANK, as
                               Administrative Agent
                                 and Issuing Bank









                              TABLE OF CONTENTS
                                                                          Page

                                 Article I

                              DEFINITIONS

 SECTION 1.01.               Defined Terms                                 2
 SECTION 1.02.               Terms Generally                              23


                                 Article II

                                 THE CREDITS

 SECTION 2.01.             Commitments                                    23
 SECTION 2.02.             Loans                                          24
 SECTION 2.03.             Revolving Borrowings Procedure                 26
 SECTION 2.04.             Evidence of Debt; Repayment of Loans           27
 SECTION 2.05.             Fees                                           28
 SECTION 2.06.             Interest on Loans                              30
 SECTION 2.07.             Default Interest                               30
 SECTION 2.08.             Alternate Rate of Interest                     31
 SECTION 2.09.             Termination and Reduction of Commitments       31
 SECTION 2.10.             Conversion and Continuation of Borrowings      32
 SECTION 2.11.             Competitive Bid Procedures                     34
 SECTION 2.12.             Optional Prepayments                           37
 SECTION 2.13.             Mandatory Prepayments                          38
 SECTION 2.14.             Reserve Requirements;
                            Change in Circumstances                       38
 SECTION 2.15.             Change in Legality                             40
 SECTION 2.16.             Indemnity                                      41
 SECTION 2.17.             Pro Rata Treatment                             42
 SECTION 2.18.             Sharing of Setoffs                             43
 SECTION 2.19.             Payments                                       44
 SECTION 2.20.             Taxes                                          45
 SECTION 2.21.             Assignment of Commitments Under
                           Certain Circumstances; Duty to Mitigate        48
 SECTION 2.22.             Letters of Credit                              50

                                  ARTICLE III

                           REPRESENTATIONS AND WARRANTIES


 SECTION 3.01.             Organization; Powers                           56
 SECTION 3.02.             Authorization                                  57
 SECTION 3.03.             Enforceability                                 57
 SECTION 3.04.             Approvals                                      57
 SECTION 3.05.             Financial Statements                           57
 SECTION 3.06.             No Material Adverse Change                     58
 SECTION 3.07.             Title to Properties; Possession Under Leases   58
 SECTION 3.08.             Subsidiaries                                   58
 SECTION 3.09.             Litigation; Compliance with Laws               59
 SECTION 3.10.             Agreements                                     59
 SECTION 3.11.             Federal Reserve Regulations                    59
 SECTION 3.12.             Investment Company Act;
                            Public Utility Holding Company Act            60
 SECTION 3.13.             Use of Proceeds                                60
 SECTION 3.14.             Tax Returns                                    60
 SECTION 3.15.             No Material Misstatements                      60
 SECTION 3.16.             Employee Benefit Plans                         61
 SECTION 3.17.             Environmental Matters                          61
 SECTION 3.18.             Insurance                                      62
 SECTION 3.19.             Capital Stock of Subsidiaries                  62
 SECTION 3.20.             Labor Matters                                  62
 SECTION 3.21.             Solvency                                       63

                                 ARTICLE IV

                              CONDITIONS OF LENDING

 SECTION 4.01.             All Credit Events                              63
 SECTION 4.02.             Effective Date                                 64


                                ARTICLE V

                               AFFIRMATIVE COVENANTS

 SECTION 5.01.             Existence; Businesses and Properties           67
 SECTION 5.02.             Insurance                                      68
 SECTION 5.03.             Obligations and Taxes                          68
 SECTION 5.04.             Financial Statements, Reports, etc.            68
 SECTION 5.05.             Litigation and Other Notices                   71
 SECTION 5.06.             Employee Benefits                              71
 SECTION 5.07.             Maintaining Records; Access to
                            Properties and Inspections                    72
 SECTION 5.08.             Use of Proceeds                                72
 SECTION 5.09.             Compliance with Environmental Laws             72
 SECTION 5.10.             Further Assurances                             72


                               ARTICLE VI

                            Negative Covenants

 SECTION 6.01.             Indebtedness                                   73
 SECTION 6.02.             Liens                                          74
 SECTION 6.03.             Sale and Lease-Back Transactions               76
 SECTION 6.04.             Investments, Loans and Advances                76
 SECTION 6.05.             Mergers, Consolidations,
                            Sales of Assets and Acquisitions              77
 SECTION 6.06.             Dividends and Distributions; Restrictions
                            on Ability of
                            Subsidiaries to Pay Dividends                 79
 SECTION 6.07.             Transactions with Affiliates                   80
 SECTION 6.08.             Business of Borrower and Subsidiaries          80
 SECTION 6.09.             Amendments to Certificate of Incorporation
                            or By-Laws                                    80
 SECTION 6.10.             Leverage Ratio                                 80
 SECTION 6.11.             Interest Coverage Ratio                        80
 SECTION 6.12              Fiscal Year                                    81

                              ARTICLE VII

                           Events of Default                              81

                              ARTICLE VIII

                           The Administrative Agent                       84

                              ARTICLE IX

                             Miscellaneous


 SECTION 9.01.             Notices                                        88
 SECTION 9.02.             Survival of Agreement                          88
 SECTION 9.03.             Binding Effect                                 89
 SECTION 9.04.             Successors and Assigns                         89
 SECTION 9.05.             Expenses; Indemnity                            94
 SECTION 9.06.             Right of Setoff                                95
 SECTION 9.07.             Applicable Law                                 96
 SECTION 9.08.             Waivers; Amendment                             96
 SECTION 9.09.             Interest Rate Limitation                       97
 SECTION 9.10.             Entire Agreement                               97
 SECTION 9.11.             Waiver of Jury Trial                           98
 SECTION 9.12.             Severability                                   98
 SECTION 9.13.             Counterparts                                   98
 SECTION 9.14.             Headings.                                      98
 SECTION 9.15.             Jurisdiction;
                           Consent to Service of Process                  99
 SECTION 9.16.             Confidentiality                                99



SCHEDULE 1.01    Guarantors
SCHEDULE 2.01    Commitments
SCHEDULE 3.08    Subsidiaries
SCHEDULE 3.17    Environmental Matters
SCHEDULE 6.01    Permitted Indebtedness
SCHEDULE 6.02    Permitted Liens

EXHIBIT A      Form of Administrative Questionnaire
EXHIBIT B      Form of Assignment and Acceptance
EXHIBIT C      Form of Revolving Borrowing Request
EXHIBIT D      Form of Guarantee Agreement
EXHIBIT E      Form of Indemnity, Subrogation and Contribution Agreement
EXHIBIT F      Form of Competitive Bid Documents
EXHIBIT G      Form of Opinion of Ropes and Gray




        CREDIT AGREEMENT dated as of November 1, 1996, among OAK INDUSTRIES INC., a Delaware corporation (the "Borrower"); the Lenders (as defined in
Article I); and THE CHASE MANHATTAN BANK, a New York banking corporation, as issuing bank and as administrative agent (in such capacity, the "Administrative Agent") for the Lenders.


    The Borrower has requested the Lenders to extend credit in the form of Revolving Loans (such term and each other capitalized term used but not defined herein having the meaning given it in Article I) at any time and from time to time prior to the Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $300,000,000. The Borrower has requested the Issuing Banks to issue trade and standby Letters of Credit, in an aggregate face amount at any time outstanding not in excess of $5,000,000, to support payment obligations incurred in the ordinary course of business by the Borrower and its Subsidiaries. The Borrower has also requested the Lenders to provide a procedure pursuant to which the Borrower may invite the Lenders to bid on an uncommitted basis on short-term borrowings by the Borrower. The proceeds of the Loans are to be used
(a) to finance the Connector Purchase, (b) to repay indebtedness outstanding under the Existing Credit Agreements, (c) to finance the Gilbert Purchase and (d) for general corporate purposes of the Borrower, including non-hostile acquisitions otherwise permitted herein. The Letters of Credit will be used for general corporate purposes of the Borrower.

    The Lenders are willing to extend such credit to the Borrower and the Issuing Banks are willing to issue letters of credit for the account of the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:


ARTICLE I.  DEFINITIONS

    SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

    "ABR Borrowing" shall mean a Borrowing comprised of ABR Loans.

    "ABR Loan" shall mean any Revolving Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

    "Adjusted LIBO Rate" shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1 percent) equal to the product of (a) the LIBO Rate in effect for such Interest Period and (b) Statutory Reserves.



    "Administrative Agent Fees" shall have the meaning assigned to such term in Section 2.05(b).

    "Administrative Questionnaire" shall mean an Administrative
Questionnaire in the form of Exhibit A.

    "Affiliate" shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

    "Aggregate Revolving Credit Exposure" shall mean the aggregate amount of the Lenders' Revolving Credit Exposures.

    "Alternate Base Rate" shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1 percent) equal to the greater of (a) the Prime Rate in effect on such day and (b) the sum of the Federal Funds Effective Rate in effect on such day plus 1/2 of 1 percent. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence, as appropriate, until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively. The term "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective on the date such change is publicly announced as being effective. The term "Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

     "Applicable Percentage" shall mean, for any day, with respect to any Eurodollar Loan, or with respect to the Commitment Fees, as the case may be, the applicable percentage set forth below under the caption "Eurodollar Spread" or "Commitment Fee Percentage", as the case may be, based upon the Leverage Ratio and Interest Coverage Ratio for the Borrower and the Subsidiaries as of the relevant Determination Date:





                            Eurodollar                 Commitment Fee
                              Spread                     Percentage
CATEGORY 1                   0.500 percent              0.175 percent
Leverage Ratio less
than or equal to
1.25 to 1.00
     AND
Interest Coverage Ratio
greater than or equal to
5.0 to 1.0


CATEGORY 2                   0.625 percent              0.200 percent
Leverage Ratio less
than or equal to
1.75 to 1.0
         AND
Interest Coverage Ratio
greater than or equal
to 4.5 to 1.0


Category 3                   0.750 percent              0.250 percent
Leverage Ratio less
than or equal
to 2.25 to 1.00
        AND
Interest Coverage Ratio
greater than or equal
to 4.0 to 1.0


Category 4                   1.000 percent              0.300 percent
Leverage Ratio greater
than 2.25 to 1.00
          OR
Interest Coverage Ratio
less than 4.0 to 1.0




; provided that, during the period from the Effective Date through December 31, 1996, the applicable percentage in Category 1 shall not be available.

    The applicable Category shall be the one with the lowest spreads for which both the Leverage Ratio and the Interest Coverage Ratio requirements are satisfied. Each change in the Applicable Percentage resulting from a change in the Leverage Ratio or Interest Coverage Ratio shall be effective with respect to all Revolving Loans, Commitments and Letters of Credit outstanding on and after the date on which the financial statements and certificates required by Section 5.04(a) or 5.04(b) and Section 5.04(c) are delivered to the Administrative Agent indicating such change until the date immediately preceding the next due date for the delivery of such financial statements and certificates. Notwithstanding the foregoing, at any time during which the Borrower has failed to deliver the financial statements and certificates required by Section 5.04(a) or 5.04(b) and Section 5.04(c), the Leverage Ratio and Interest Coverage Ratio shall be deemed to be in Category 4 for purposes of determining the Applicable Percentage.

    "Assignment and Acceptance" shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent, in the form of Exhibit B or such other form as shall be approved by the Administrative Agent.

    "Attributable Debt" in respect of a Sale and Lease-Back Transaction shall mean, at the time of determination, the present value (discounted at the actual rate of interest implicit in such transaction) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Lease-Back Transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

    "Board" shall mean the Board of Governors of the Federal Reserve System of the United States of America.

    "Borrowing" shall mean (a) a group of Revolving Loans of the same Type made (including by way of conversion or continuation) by the Lenders on a single date and as to which a single Interest Period is in effect and (b) a Competitive Loan or group of Competitive Loans of the same Type made on the same date and as to which a single Interest Period is in effect.

    "Business Day" shall mean any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

    "Capital Expenditures" means for any period, the additions to property, plant and equipment and other capital expenditures of the Borrower and the Subsidiaries for such period, as the same are (or would be) set forth, in accordance with GAAP, in a consolidated statement of cash flow of the Borrower and the Subsidiaries for such period.

    "Capital Lease Obligations" of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

    "Capital Stock" of any person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such person, including any limited or general partnership interest and any limited liability company membership interest, but excluding any debt securities convertible into such equity.

    A "Change in Control" shall be deemed to have occurred if (a) any person or group (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the date hereof) shall own directly or indirectly, beneficially or of record, shares representing more than 30 percent of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower; (b) a majority of the seats (other than vacant seats) on the board of directors of the Borrower shall at any time be occupied by persons who were neither (i) nominated by the board of directors of the Borrower, nor (ii) appointed by directors so nominated; or (c) any change in control (or similar event, however denominated) with respect to the Borrower or any Subsidiary shall occur under and as defined in any indenture or agreement in respect of Indebtedness to which the Borrower or any Subsidiary is a party.

    "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

    "Commitment" shall mean, with respect to any Lender, the commitment of such Lender to make Revolving Loans hereunder and to acquire participations in Letters of Credit hereunder, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.
 The initial amount of each Lender's Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender assumed its Commitment, as applicable.

    "Commitment Fee" shall have the meaning assigned to such term in
Section 2.05(a).

    "Competitive Bid" means an offer by a Lender to make a Competitive Loan in accordance with Section 2.11.

    "Competitive Bid Rate" means, with respect to any Competitive Bid, the Margin or the Fixed Rate, as applicable, offered by the Lender making such Competitive Bid.

    "Competitive Bid Request" means a request by the Borrower for Competitive Bids in accordance with Section 2.11.

    "Competitive Loan" means a Loan made pursuant to Section 2.11.

    "Confidential Information Memorandum" shall mean the Confidential Information Memorandum of the Borrower dated July 1996.

    "Connector" shall mean Connector Holding Company, a Delaware corporation.

    "Connector Purchase" shall mean the purchase by the Borrower of all shares of the Capital Stock of Connector not owned by the Borrower, pursuant to Section 1.1 or 1.2 of the Stockholders Agreement.

    "Consolidated Net Income" shall mean, with respect to any person for any period, the consolidated net income (or loss) of such person and its subsidiaries, on a consolidated basis, for such period.

    "Control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and "Controlling" and "Controlled" shall have meanings correlative thereto.

    "Credit Event" shall have the meaning assigned to such term in Section
4.01.

    "Default" shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

    "Determination Date" shall mean, on any date, the last day of the most recent fiscal quarter for which financial statements and certificates have been delivered pursuant to Section 5.04(a) or 5.04(b) and Section 5.04(c).

    "dollars" or "$" shall mean lawful money of the United States of America.

    "Domestic Subsidiaries" shall mean all Subsidiaries incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

    "EBITDA" shall mean, for any period, the Consolidated Net Income of the Borrower and the Subsidiaries for such period plus, to the extent deducted in computing such Consolidated Net Income, without duplication, the sum of
(a) income tax expense, (b) interest expense (including both cash and non-cash interest), (c) depreciation and amortization expense, (d) any special charges and any extraordinary or non-recurring losses, (e) non-cash charges incurred in connection with the net after-tax write off in fiscal 1996 of up to $1,000,000 of deferred financing costs, (f) minority interests in the net income of Subsidiaries of the Borrower, (g) other non-cash items reducing Consolidated Net Income and (h) purchase accounting adjustments arising in connection with the Connector Purchase, the Gilbert Purchase or any acquisition consummated after the date of this Agreement, minus, to the extent added in computing such Consolidated Net Income, without duplication, (i) interest income, (ii) extraordinary or non-recurring gains and (iii) income of any person (other than any Subsidiary) for any period in excess of dividends or distributions actually received in cash from such person by the Borrower or a Subsidiary during such period.

    "Effective Date" means the date on which the conditions specified in
Section 4.02 are satisfied (or waived in accordance with Section 9.08).

    "environment" shall mean ambient air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, the workplace or as otherwise defined in any Environmental Law.

    "Environmental Claim" shall mean any written accusation, allegation, notice of violation, claim, demand, order, directive, cost recovery action or other cause of action by, or on behalf of, any Governmental Authority or any person for damages, injunctive or equitable relief, personal injury (including sickness, disease or death), Remedial Action costs, tangible or intangible property damage, natural resource damages, nuisance, pollution, any adverse effect on the environment caused by any Hazardous Material, or for fines, penalties or restrictions, resulting from or based upon: (a) the existence, or the continuation of the existence, of a Release (including sudden or non-sudden, accidental or non-accidental Releases); (b) exposure to any Hazardous Material; (c) the presence, use, handling, transportation, storage, treatment or disposal of any Hazardous Material; or (d) the violation or alleged violation of any Environmental Law or Environmental Permit.

    "Environmental Law" shall mean any and all applicable present and future treaties, laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. Sections 9601 et seq. (collectively "CERCLA"), the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Amendments of 1984, 42 U.S.C. Sections 6901 et seq., the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. Sections 1251 et seq., the Clean Air Act of 1970, as amended 42 U.S.C. Sections 7401 et seq., the Toxic Substances Control Act of 1976, 15 U.S.C. Sections 2601 et seq., the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. Sections 651 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Sections 11001 et seq., the Safe Drinking Water Act of 1974, as amended, 42 U.S.C. Sections 300(f) et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Sections 1801 et seq., and any similar or implementing state or local law, and all amendments or regulations promulgated thereunder.

    "Environmental Permit" shall mean any permit, approval, authorization, certificate, license, variance, filing or permission required by or from any Governmental Authority pursuant to any Environmental Law.

    "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

    "ERISA Affiliate" shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of
Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

    "ERISA Event" shall mean (a) any "reportable event", as defined in
Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan; (b) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (c) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (d) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; (f) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the receipt by the Borrower or any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the occurrence of a "prohibited transaction" with respect to which the Borrower or any of its Subsidiaries is a "disqualified person" (within the meaning of Section 4975 of the Code) or with respect to which the Borrower or any such Subsidiary could otherwise be liable; and
(i) any other event or condition with respect to a Plan or Multiemployer Plan that could reasonably be expected to result in liability of the Borrower, other than contributions and payments in the ordinary course of business pursuant to the terms of such Plan or Multiemployer Plan.

    "Eurodollar Borrowing" shall mean a Borrowing comprised of Eurodollar
Loans.

    "Eurodollar Competitive Loan" shall mean any Competitive Loan bearing interest at a rate determined by reference to the LIBO Rate in accordance with the provisions of Article II.

    "Eurodollar Loan" shall mean any Eurodollar Revolving Loan or
Eurodollar Competitive Loan.

    "Eurodollar Revolving Loan" shall mean any Revolving Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

    "Event of Default" shall have the meaning assigned to such term in
Article VII.

    "Existing Credit Agreements" shall mean the Credit Agreements dated as of August 30, 1995 of the Borrower and Gilbert under which Chemical Bank served as administrative agent and as collateral agent for the lenders party thereto.

    "Fee Letter" shall mean the Fee Letter dated July 22, 1996, between the Borrower and the Administrative Agent.

    "Fees" shall mean the Commitment Fees, the Administrative Agent's Fees, the LC Participation Fees and the Issuing Bank Fees.

    "Financial Officer" of any corporation shall mean the chief financial officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller, or any vice president performing the functions of any such officer, of such corporation.

    "Fixed Rate" means, with respect to any Competitive Loan bearing interest at a fixed rate, the fixed rate of interest per annum specified by the Lender making such Competitive Loan in its related Competitive Bid.

    "Fixed Rate Loan" means a Competitive Loan bearing interest at a Fixed
Rate.

    "Foreign Subsidiary" shall mean any Subsidiary that is not a Domestic Subsidiary.

    "GAAP" shall mean generally accepted accounting principles applied on a consistent basis.

    "Gilbert" shall mean Gilbert Engineering Co., Inc., a Delaware corporation.

    "Gilbert Purchase" shall mean the purchase by Connector of all shares of the Capital Stock of Gilbert not owned by Connector.

    "Governmental Authority" shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

    "Guarantee" of or by any person shall mean any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; provided, however, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

    "Guarantee Agreement" shall mean the Guarantee Agreement, substantially in the form of Exhibit D, made by the Guarantors in favor of the Administrative Agent for the benefit of the Lenders.

    "Guarantors" shall mean each person listed on Schedule 1.01 and each other person that becomes party to the Guarantee Agreement as a Guarantor, and the permitted successors and assigns of each such person.

    "Hazardous Materials" shall mean all explosive or radioactive substances or wastes, hazardous or toxic substances or wastes, pollutants, solid, liquid or gaseous wastes, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls ("PCBs") or PCB-containing materials or equipment, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

    "Inactive Subsidiary" shall mean any Subsidiary that (a) does not carry on any business and (b) has total assets of not more than $10,000.

    "Indebtedness" of any person shall mean, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person upon which interest charges are customarily paid, (d) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (e) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (g) all Guarantees by such person of Indebtedness of others, (h) all Capital Lease Obligations of such person, (i) all obligations of such person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements and (j) all obligations of such person as an account party in respect of letters of credit and bankers' acceptances. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner.

    "Indemnity, Subrogation and Contribution Agreement" shall mean the Indemnity, Subrogation and Contribution Agreement, substantially in the form of Exhibit E, among the Borrower, the Guarantors and the Administrative Agent.

    "Interest Coverage Ratio" shall mean the ratio as of the last day of any fiscal quarter, for the four fiscal quarter period ended as of such day of (a) EBITDA minus Capital Expenditures to (b) Interest Expense.

    "Interest Expense" shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis for any period, interest paid by the Borrower and the Subsidiaries during such period in respect of Total Debt, excluding (i) amortization of deferred financing charges and (ii) amortization of accreted, zero-coupon and other non-cash interest expense.

    "Interest Payment Date" shall mean, with respect to (a) any Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months' duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months' duration been applicable to such Borrowing, and, in addition, in the case of a Eurodollar Borrowing, the date of any prepayment of such Borrowing or conversion of such Borrowing to a Borrowing of a different Type and (b) any Fixed Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Fixed Rate Borrowing with an Interest Period of more than 90 days' duration (unless otherwise specified in the applicable Competitive Bid Request), each day prior to the last day of such Interest Period that occurs at intervals of 90 days' duration after the first day of such Interest Period, and any other dates that are specified in the applicable Competitive Bid Request as Interest Payment Dates with respect to such Borrowing.

    "Interest Period" shall mean (a) as to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter, as the Borrower may elect, (b) as to any ABR Borrowing, the period commencing on the date of such Borrowing and ending on the earlier of (i) the next succeeding March 31, June 30, September 30 or December 31, and (ii) the Maturity Date and (c) with respect to any Fixed Rate Borrowing, the period (which shall not be less than 7 days or more than 360 days) commencing on the date of such Borrowing and ending on the date specified in the applicable Competitive Bid Request; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

    "Issuing Bank" shall mean (a) The Chase Manhattan Bank, in its capacity as issuer of Letters of Credit, and (b) any other Issuing Bank appointed under Section 2.22(i).

    "Issuing Bank Fees" shall have the meaning assigned to such term in
Section 2.05(c).

    "LC Commitment" shall mean the commitment of each Issuing Bank to issue Letters of Credit pursuant to Section 2.22.

    "LC Disbursement" shall mean a payment or disbursement made by any Issuing Bank pursuant to a Letter of Credit.

    "LC Exposure" shall mean at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate principal amount of all LC Disbursements that have not yet been reimbursed at such time. The LC Exposure of any Lender at any time shall mean its Pro Rata Percentage of the aggregate LC Exposure at such time.

    "LC Participation Fee" shall have the meaning assigned to such term in
Section 2.05(c).

    "Lenders" shall mean (a) the financial institutions listed on Schedule
2.01 (other than any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any financial institution that has become a party hereto pursuant to an Assignment and Acceptance, other than, in each case, any Lender that ceases to be a party hereto pursuant to an Assignment and Acceptance.

    "Letter of Credit" shall mean any letter of credit issued pursuant to
Section 2.22.

    "Leverage Ratio" shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis, on any date, the ratio of (a) Total Debt as of such date to (b) EBITDA for the four fiscal quarters most recently ended on such date (including, to the extent necessary, fiscal quarters that shall have ended prior to the date hereof). For purposes of computing the Leverage Ratio on any date, if the Borrower shall have acquired any person or business during the period of four fiscal quarters most recently ended as of such date, EBITDA shall be determined on a pro forma basis as if such acquisition had occurred on the first day of such period.

    "LIBO Rate" shall mean, with respect to any Eurodollar Borrowing, the rate (rounded upwards, if necessary, to the next 1/16 of 1 percent) at which dollar deposits approximately equal in principal amount to the Administrative Agent's portion of such Eurodollar Borrowing and for a maturity comparable to such Interest Period are offered to the principal London office of the Administrative Agent in immediately available funds by major banks in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

    "Lien" shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

    "Loan Documents" shall mean this Agreement, the Letters of Credit, the Guarantee Agreement and the Indemnity, Subrogation and Contribution Agreement.

    "Loan Parties" shall mean the Borrower and the Guarantors.

    "Loans" shall mean the Revolving Loans and the Competitive Loans.

    "Margin" means, with respect to any Competitive Loan bearing interest at a rate based on the LIBO Rate, the marginal rate of interest, if any, to be added to or subtracted from the LIBO Rate to determine the rate of interest applicable to such Loan, as specified by the Lender making such Loan in its related Competitive Bid.

    "Margin Stock" shall have the meaning assigned to such term in Regulation U.

    "Material Adverse Effect" shall mean (a) a materially adverse effect on the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and the Subsidiaries taken as a whole, (b) material impairment of the ability of the Borrower or any Subsidiary to perform any of its obligations under any Loan Document to which it is or will be a party or (c) material impairment of the rights of or benefits available to the Lenders under any Loan Document.

    "Maturity Date" shall mean December 31, 2001.

    "Multiemployer Plan" shall mean a multiemployer plan as defined in
Section 4001(a)(3) of ERISA.

    "Obligations" shall mean, collectively, (a) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (b) each payment required to be made by the Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral, (c) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Loan Parties to the Lenders under this Agreement and the other Loan Documents, (d) unless the applicable Lender otherwise agrees, all monetary obligations of the Borrower and the Subsidiaries under each interest rate protection agreement, foreign currency exchange agreement and other interest or exchange rate hedging agreement with any Lender and (e) all covenants, agreements, obligations and liabilities of the Loan Parties under or pursuant to this Agreement and the other Loan Documents.

    "PBGC" shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

    "Permitted Other Acquisitions" shall have the meaning given such term in Section 6.05(c).

    "Permitted Investments" shall mean:

    (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, (i) the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America) or (ii) any state or municipality of the United States rated, at the date of acquisition, A or higher by Standard and Poor's and A or higher by Moody's Investors Service, Inc., in each case maturing within one year from the date of acquisition thereof;

    (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a rating of A-1 or higher from Standard and Poor's or a rating of P-1 or higher from Moody's Investors Service, Inc.;

    (c) any mutual fund or other pooled investment vehicle rated A or higher by Moody's Investors Service, Inc., and A or higher by Standard and Poor's, which invests principally in obligations described above;

    (d) investments in certificates of deposit, bankers' acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of (i) any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $250,000,000 or (ii) any Lender; and

    (e) other investment instruments approved in writing by the Required Lenders and offered by financial institutions which have a combined capital and surplus and undivided profits of not less than $250,000,000.

    "person" shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, or any agency or political subdivision thereof.

    "Plan" shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or
Section 412 of the Code or Section 307 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

    "Pro Rata Percentage" of any Lender at any time shall mean the percentage of the Total Commitment represented by such Lender's Commitment.
 In the event the Commitments shall have expired or been terminated, the Pro Rata Percentages shall be determined on the basis of the Commitments most recently in effect, but giving effect to any assignments pursuant to
Section 9.04.

    "Register" shall have the meaning given such term in Section 9.04(d).

    "Regulation G" shall mean Regulation G of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

    "Regulation U" shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

    "Regulation X" shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

    "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the environment.

    "Remedial Action" shall mean: (a) "remedial action" as such term is defined in CERCLA, 42 U.S.C. Section 9601(24) or (b) any other action required by any Governmental Authority or voluntarily undertaken to (x) clean up, remove, treat, abate or in any other way address any Hazardous Material in the environment; (y) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not migrate or endanger or threaten to endanger public health, welfare or the environment; or (z) perform studies and investigations in connection with, or as a precondition to, clause (x) or (y) above.

    "Reportable Event" shall mean any reportable event as defined in
Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414).

    "Required Lenders" shall mean, at any time, Lenders having Revolving Loans, LC Exposure and unused Commitments representing greater than 50 percent of the sum of all Revolving Loans outstanding, LC Exposure and unused Commitments at such time; provided that, for purposes of declaring the Loans to be due and payable pursuant to Article VII, and for all purposes after the Loans become due and payable pursuant to Article VII or if the Commitments expire or terminate, the outstanding Competitive Loans of the Lenders shall be included in their respective Revolving Credit Exposures in determining the Required Lenders.

    "Responsible Officer" of any corporation shall mean any executive officer or Financial Officer of such corporation and any other officer or similar official thereof responsible for the administration of the obligations of such corporation in respect of this Agreement.

    "Revolving Borrowing Request" shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C.

    "Revolving Borrowing" shall mean a Borrowing comprised of Revolving
Loans.

    "Revolving Credit Exposure" shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender's LC Exposure.

    "Revolving Loans" shall mean the revolving loans made by the Lenders to the Borrower pursuant to Section 2.01. Each Revolving Loan shall be a Eurodollar Loan or an ABR Loan.

    "Sale and Lease-Back Transaction" shall mean any arrangement, directly or indirectly, whereby the Borrower or any Subsidiary shall sell or transfer to any person any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter the Borrower or any Subsidiary shall rent or lease such property, or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred, from such person or any of its Affiliates.

    "Statutory Reserves" shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate, or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

    "Stockholders Agreement" shall mean the Stockholders Agreement dated as of December 22, 1992, among Connector, the Borrower, certain investors from time to time party thereto and Bain Venture Capital.

    "subsidiary" shall mean, with respect to any person (herein referred to as the "parent"), any corporation, partnership, association or other business entity of which securities or other ownership interests representing more than 50 percent of the equity or more than 50 percent of the ordinary voting power or more than 50 percent of the general partnership interests are, at the time any determination is being made, owned, controlled or held by the parent.

    "Subsidiary" shall mean any subsidiary of the Borrower.

    "Total Commitment" shall mean, at any time, the aggregate amount of the Commitments, as in effect at such time.

    "Total Debt" shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis at any time, all Indebtedness (other than Indebtedness of the type referred to in clause (i) of the definition of the term "Indebtedness" or Indebtedness of the type referred to in clauses (f) and (g) of such definition to the extent that the Indebtedness of the other person referred to in such clauses (f) and (g) is Indebtedness of the type referred to in clause (i)) of the Borrower and the Subsidiaries at such time.

    "Transactions" shall have the meaning assigned to such term in Section
3.02.

    "Type", when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term "Rate" shall include (a) in the case of a Revolving Loan or Revolving Borrowing, the Adjusted LIBO Rate and the Alternate Base Rate, and (b) in the case of a Competitive Loan or Borrowing, the LIBO Rate or a Fixed Rate.

    "wholly owned Subsidiary" of any person shall mean a subsidiary of such person of which securities (except for directors' qualifying shares) or other ownership interests representing 100 percent of the equity or 100 percent of the ordinary voting power or 100 percent of the general partnership interests are, at the time any determination is being made, owned, controlled or held by such person or one or more wholly owned subsidiaries of such person or by such person and one or more wholly owned subsidiaries of such person.

    "Withdrawal Liability" shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

    SECTION 1.02. Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time and (b) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that for purposes of determining compliance with the covenants contained in
Article VI, all accounting terms herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP as in effect on December 31, 1995, and applied on a basis consistent with the application used in the financial statements referred to in Section 3.05(a).


ARTICLE II.  THE CREDITS

    SECTION 2.01. Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make Revolving Loans to the Borrower, at any time and from time to time on or after the date hereof, and until the earlier of the Maturity Date and the termination of the Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in
(a) such Lender's Revolving Credit Exposure exceeding such Lender's Commitment or (b) the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans plus the amount of Loans for which notices have been delivered by the Borrower but have not yet been made exceeding the Total Commitment. Within the foregoing limits and subject to the terms, conditions and limitations set forth herein, the Borrower may borrow, pay or prepay and reborrow Revolving Loans.

    SECTION 2.02. Loans. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their applicable Commitments. Each Competitive Loan shall be made in accordance with the procedures set forth in Section 2.11. The failure of any Lender to make any Loan required to be made by it shall not in itself relieve any other Lender of its obligation to lend hereunder; provided that the Commitments and Competitive Bids of the Lenders hereunder are several and no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender. Except for Loans deemed made pursuant to Section 2.02(f), the Revolving Loans comprising any Borrowing shall be in an aggregate principal amount that is
(i) an integral multiple of $1,000,000 or (ii) equal to the remaining available balance of the applicable Commitments. Each Competitive Borrowing shall be in an aggregate principal amount that is an integral multiple of $1,000,000 and not less than $5,000,000.

    (b) Subject to Sections 2.08 and 2.15, (i) each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Revolving Loans as the Borrower may request pursuant to Section 2.03 and (ii) each Competitive Borrowing shall be comprised entirely of Eurodollar Competitive Loans or Fixed Rate Loans as the Borrower may request pursuant to Section 2.11.
Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided, however, that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Revolving Borrowing that, if made, would result in more than ten Eurodollar Revolving Borrowings outstanding hereunder at any time. For purposes of the foregoing, Revolving Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Revolving Borrowings.

    (c) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 12:00 (noon), New York City time, and the Administrative Agent shall by 12:00 (noon), New York City time, credit the amounts so received to an account with the Administrative Agent designated by the Borrower in the applicable Borrowing Request, which account must be in the name of the Borrower or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

    (d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Revolving Borrowing that such Lender will not make available to the Administrative Agent such Lender's portion of such Revolving Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Revolving Borrowing in accordance with paragraph (c) above and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, the interest rate applicable at the time to the Revolving Loans comprising such Revolving Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender's Revolving Loan as part of such Revolving Borrowing for purposes of this Agreement.

    (e) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

    (f) If any Issuing Bank shall not have received from the Borrower any payment required to be made to such Issuing Bank pursuant to Section 2.22(e) within the time specified in such Section, such Issuing Bank will promptly notify the Administrative Agent and the Administrative Agent will promptly notify each Lender of the amount of the LC Disbursement which shall not have been reimbursed and its Pro Rata Percentage thereof; provided, however, that the failure of such Issuing Bank to notify each Lender shall not relieve the Borrower of its obligation to make such payment. Each Lender shall pay by wire transfer of immediately available funds to the Administrative Agent not later than 2:00 p.m., New York City time, on such date (or, if such Lender shall have received such notice later than 12:00 (noon), New York City time, on any day, not later than 10:00 a.m., New York City time, on the immediately following Business Day), an amount equal to such Lender's Pro Rata Percentage of such LC Disbursement (it being understood that such amount shall be deemed to constitute an ABR Loan of such Lender and such payment shall be deemed to have reduced the LC Exposure), and the Administrative Agent will promptly pay to such Issuing Bank amounts so received by it from the Lenders. The Administrative Agent will promptly pay to such Issuing Bank any amounts received by it from the Borrower pursuant to Section 2.22(e) prior to the time that any Lender makes any payment pursuant to this paragraph (f); any such amounts received by the Administrative Agent thereafter will be promptly remitted by the Administrative Agent to the Lenders that shall have made such payments and to such Issuing Bank, as their interests may appear. If any Lender shall not have made its Pro Rata Percentage of such LC Disbursement available to the Administrative Agent as provided above, such Lender and the Borrower severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this paragraph to but excluding the date such amount is paid, to the Administrative Agent at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable to Revolving Loans pursuant to Section 2.06, and (ii) in the case of such Lender, for the first such day, the Federal Funds Effective Rate, and for each day thereafter, the Alternate Base Rate.

    SECTION 2.03. Revolving Borrowing Procedure. In order to request a Revolving Borrowing (other than a deemed Revolving Borrowing pursuant to Section 2.02(f), as to which this Section 2.03 shall not apply), the Borrower shall hand deliver or telecopy to the Administrative Agent a duly completed Revolving Borrowing Request (a) in the case of a Eurodollar Revolving Borrowing, not later than 11:00 a.m., New York City time, three Business Days before a proposed Revolving Borrowing, and (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the same day as the proposed Revolving Borrowing. Each Revolving Borrowing Request shall be irrevocable, shall be signed by or on behalf of the Borrower and shall specify the following information: (i) whether the Borrowing then being requested is to be a Eurodollar Borrowing or an ABR Borrowing; provided, however, that, unless the Required Lenders otherwise agree, no Eurodollar Borrowing shall be requested or made if a Default or Event of Default has occurred and is continuing; (ii) the date of such Revolving Borrowing (which shall be a Business Day), (iii) the number and location of the account to which funds are to be disbursed (which shall be an account that complies with the requirements of Section 2.02(c)); (iv) the amount of such Revolving Borrowing; and (v) if such Revolving Borrowing is to be a Eurodollar Revolving Borrowing, the Interest Period with respect thereto; provided, however, that, notwithstanding any contrary specification in any Revolving Borrowing Request, each requested Revolving Borrowing shall comply with the requirements set forth in Section 2.02. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Revolving Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month's duration. The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this
Section 2.03 (and the contents thereof), and of each Lender's portion of the requested Revolving Borrowing.

    SECTION 2.04. Evidence of Debt; Repayment of Loans. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date and (ii) to the Administrative Agent for the account of each applicable Lender the then unpaid principal amount of each Competitive Loan on the last day of the Interest Period applicable to such Loan. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof.

    (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid such Lender from time to time under this Agreement.

    (c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender's share thereof.

    (d)  The entries made in the accounts maintained pursuant to paragraphs
(b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.

    (e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein or its registered assigns.

    SECTION 2.05. Fees. (a) The Borrower agrees to pay to each Lender, through the Administrative Agent, on the last day of March, June, September and December in each year and on each date on which the Commitment of such Lender shall expire or be terminated as provided herein, a commitment fee (a "Commitment Fee") equal to the Applicable Percentage per annum in effect from time to time on the average daily unused amount of the Commitment of such Lender in effect during the preceding quarter (or other period commencing with the Effective Date or ending with the Maturity Date or the date on which the Commitment of such Lender shall expire or be terminated).
 For purposes of computing the Commitment Fee, Competitive Loans shall not be deemed to utilize the Commitments. All Commitment Fees shall be computed on the basis of the actual number of days elapsed (including the first day but excluding the last day) in a year of 360 days. The Commitment of each Lender shall be deemed to have become effective on the Effective Date, and the Commitment Fee payable to any Lender shall cease to accrue on the date on which the Commitment of such Lender shall expire or be terminated as provided herein.

    (b) The Borrower agrees to pay to the Administrative Agent, for its own account, the fees set forth in the Fee Letter at the times and in the amounts specified therein (the "Administrative Agent Fees").

    (c) The Borrower agrees to pay (i) to each Lender, through the Administrative Agent, on the last day of March, June, September and December of each year and on the date on which the Commitment of such Lender shall have been terminated as provided herein and no Letters of Credit shall remain outstanding, a fee (an "LC Participation Fee") on such Lender's Pro Rata Percentage of the average daily aggregate LC Exposure (excluding the portion thereof attributable to unreimbursed LC Disbursements) during the preceding quarter (or shorter period commencing with the date hereof or ending with the Maturity Date or the date on which no Letters of Credit shall remain outstanding and the Commitments shall have been terminated) at a rate equal to the Applicable Percentage in effect from time to time used to determine the interest rate on Revolving Borrowings comprised of Eurodollar Loans pursuant to Section 2.06, and (ii) to each Issuing Bank with respect to each Letter of Credit issued by such Issuing Bank the fronting fees separately agreed upon by the Borrower and such Issuing Bank and the standard issuance and drawing fees specified from time to time by such Issuing Bank (the "Issuing Bank Fees"). All LC Participation Fees and Issuing Bank Fees shall be computed on the basis of the actual number of days elapsed (including the first day but excluding the last day) in a year of 360 days.

    (d) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that Issuing Bank Fees shall be paid directly to the Issuing Bank entitled thereto. Once paid, none of the Fees shall be refundable.

    SECTION 2.06.  Interest on Loans.  (a)  Subject to the provisions of
Section 2.07, the Loans comprising each ABR Borrowing shall bear, and the Borrower promises to pay, interest (computed on the basis of the actual number of days elapsed (including the first day but excluding the last day) over a year of 365 or 366 days, as the case may be, when the Alternate Base Rate is determined by reference to the Prime Rate and over a year of 360 days at all other times) at a rate per annum equal to the Alternate Base Rate.

    (b) Subject to the provisions of Section 2.07, the Loans comprising each Eurodollar Borrowing shall bear, and the Borrower promises to pay, interest (computed on the basis of the actual number of days elapsed (including the first day but excluding the last day) over a year of 360 days) at a rate per annum equal to (i) in the case of a Eurodollar Revolving Loan, the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Percentage in effect from time to time or (ii) in the case of a Eurodollar Competitive Loan, the LIBO Rate for the Interest Period in effect for such Borrowing plus (or minus, as applicable) the Margin applicable to such Loan.

    (c) Each Fixed Rate Loan shall bear interest at a rate per annum equal to the Fixed Rate applicable to such Loan.

    (d) Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement.

    (e) The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

    SECTION 2.07. Default Interest. If the Borrower shall default in the payment of the principal of or interest on any Loan or any other amount becoming due hereunder, by acceleration or otherwise, or under any other Loan Document, the Borrower shall on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount to but excluding the date of actual payment (after as well as before judgment) (a) in the case of overdue principal prior to the end of the Interest Period applicable to any Loan, at the rate otherwise applicable to such Loan pursuant to Section 2.06 plus 2.00 percent per annum and (b) in all other cases, at a rate per annum (computed on the basis of the actual number of days elapsed (including the first day but excluding the last day) over a year of 365 or 366 days, as the case may be, when determined by reference to the Prime Rate and over a year of 360 days at all other times) equal to the sum of the Alternate Base Rate plus 2.00 percent.

    SECTION 2.08. Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Administrative Agent shall have determined that dollar deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such dollar deposits are being offered will not adequately and fairly reflect the cost to any Lender of making or maintaining its Eurodollar Loan during such Interest Period, or that reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or telecopy notice of such determination to the Borrower and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any request by the Borrower for a Eurodollar Borrowing pursuant to Section 2.03 or 2.10 shall be deemed to be a request for an ABR Borrowing. Each determination by the Administrative Agent hereunder shall be conclusive absent manifest error.

    SECTION 2.09. Termination and Reduction of Commitments. (a) The Commitments and the LC Commitment shall automatically terminate on the Maturity Date. Notwithstanding the foregoing, all the Commitments shall automatically terminate at 5:00 p.m., New York City time, on November 29, 1996, if the first Credit Event shall not have occurred by such time.

    (b) Upon at least three Business Days' prior irrevocable written or telecopy notice to the Administrative Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Commitments; provided, however, that (i) each partial reduction of the Commitments shall be in an integral multiple of $1,000,000 and in a minimum amount of $5,000,000 and (ii) the Total Commitment shall not be reduced to an amount that is less than the sum of the Aggregate Revolving Credit Exposure at the time plus the aggregate principal amount of outstanding Competitive Loans, unless Section 2.13 is complied with.

    (c) The Total Commitment shall be automatically and permanently reduced by $50,000,000 on each of the third and fourth anniversaries of the Effective Date.

    (d) Each reduction in the Commitments hereunder shall be made ratably among the Lenders in accordance with their respective applicable Commitments. The Borrower shall pay to the Administrative Agent for the account of the applicable Lenders, on the date of each termination or reduction, the Commitment Fees on the amount of the Commitments so terminated or reduced accrued to but excluding the date of such termination or reduction.

    SECTION 2.10. Conversion and Continuation of Borrowings. The Borrower shall have the right at any time upon prior irrevocable notice to the Administrative Agent (a) not later than 11:00 a.m., New York City time, on the date of conversion, to convert one or more Eurodollar Revolving Borrowings into an ABR Borrowing, (b) not later than 11:00 a.m., New York City time, three Business Days prior to conversion or continuation, to convert one or more ABR Borrowings into Eurodollar Revolving Borrowings or to continue one or more Eurodollar Revolving Borrowings as a Eurodollar Revolving Borrowing for an additional Interest Period, and (c) not later than 11:00 a.m., New York City time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Revolving Borrowing to another permissible Interest Period, subject in each case to the following:

    (i) each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;

    (ii) if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(a) and 2.02(b) regarding the principal amount and maximum number of Borrowings of the relevant Type;

    (iii) each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan or Loans (or portion thereof) of such Lender being converted by an equivalent principal amount; provided however, that the failure of any Lender or the Administrative Agent to so record such conversion and continuation shall not affect the Borrowers' obligations with respect thereto; accrued interest on any Eurodollar Revolving Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;

    (iv) if any Eurodollar Revolving Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.16;

    (v) any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Revolving Borrowing;

    (vi) any portion of a Eurodollar Revolving Borrowing that cannot be converted into or continued as a Eurodollar Revolving Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing; and

    (vii) no Borrowing may be converted to or continued as a Eurodollar Revolving Borrowing (A) unless the Required Lenders otherwise consent, if an Event of Default shall have occurred and be continuing, (B) if a Default shall have occurred and be continuing and the Required Lenders shall have determined that such conversion or continuation is not appropriate or (C) if the Interest Period relating to such Eurodollar Revolving Borrowing would end after the Maturity Date.

    Each notice pursuant to this Section 2.10 shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing or Borrowings that the Borrower requests be converted or continued, (ii) whether such Borrowing or Borrowings are to be converted to or continued as a Eurodollar Revolving Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing or Borrowings are to be converted to or continued as a Eurodollar Revolving Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Revolving Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month's duration. The Administrative Agent shall advise the Lenders of any notice given pursuant to this Section
2.10 and of each Lender's portion of any converted or continued Borrowing. If the Borrower shall not have given notice in accordance with this
Section 2.10 to continue any Eurodollar Revolving Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be continued into a new Interest Period as an ABR Borrowing.

    SECTION 2.11. Competitive Bid Procedure. (a) Subject to the terms and conditions set forth herein, from time to time on or after the date hereof, and until the earlier of the Maturity Date and the termination of the Commitments in accordance with the terms hereof, the Borrower may request Competitive Bids and may (but shall not have any obligation to) accept Competitive Bids and borrow Competitive Loans; provided that the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans plus the amount of Loans for which notices have been delivered by the Borrower but have not yet been made, at any time shall not exceed the Total Commitment. In order to request Competitive Bids, the Borrower shall notify the Administrative Agent of such request by telephone, in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, four Business Days before the date of the proposed Borrowing and, in the case of a Fixed Rate Borrowing, not later than 10:00 a.m., New York City time; one Business Day before the date of the proposed Borrowing; provided that the Borrower may submit up to (but not more than) two Competitive Bid Requests on the same day, but a Competitive Bid Request shall not be made within five Business Days after the date of any previous Competitive Bid Request, unless any and all such previous Competitive Bid Requests shall have been withdrawn or all Competitive Bids received in response thereto rejected. Each such telephonic Competitive Bid Request shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Competitive Bid Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Competitive Bid Request shall specify the following information in compliance with Section 2.02:

    (i) the aggregate amount of the requested Borrowing;

    (ii) the date of such Borrowing, which shall be a Business Day;

    (iii) whether such Borrowing is to be a Eurodollar Borrowing or a Fixed Rate Borrowing;

    (iv) the Interest Period to be applicable to such Borrowing, which shall be a period contemplated by the definition of the term "Interest Period"; and

    (v) the location and number of the Borrower's account to which funds are to be disbursed, which shall comply with the requirements of Section 2.02(c).

Promptly following receipt of a Competitive Bid Request in accordance with this Section, the Administrative Agent shall notify the Lenders of the details thereof by telecopy, inviting the Lenders to submit Competitive Bids.

    (b) Each Lender may (but shall not have any obligation to) make one or more Competitive Bids to the Borrower in response to a Competitive Bid Request. Each Competitive Bid by a Lender must be in a form approved by the Administrative Agent and must be received by the Administrative Agent by telecopy, in the case of a Eurodollar Competitive Borrowing, not later than 9:30 a.m., New York City time, three Business Days before the proposed date of such Competitive Borrowing, and in the case of a Fixed Rate Borrowing, not later than 9:30 a.m., New York City time, on the proposed date of such Competitive Borrowing. Competitive Bids that do not conform substantially to the form approved by the Administrative Agent may be rejected by the Administrative Agent, and the Administrative Agent shall notify the applicable Lender as promptly as practicable. Each Competitive Bid shall specify (i) the principal amount (which shall be a minimum of $5,000,000 and an integral multiple of $1,000,000 and which may equal the entire principal amount of the Competitive Borrowing requested by the Borrower) of the Competitive Loan or Loans that the Lender is willing to make, (ii) the Competitive Bid Rate or Rates at which the Lender is prepared to make such Loan or Loans (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) and
(iii) the Interest Period applicable to each such Loan and the last day thereof.

    (c) The Administrative Agent shall promptly notify the Borrower by telecopy of the Competitive Bid Rate and the principal amount specified in each Competitive Bid and the identity of the Lender that shall have made such Competitive Bid.

    (d) Subject only to the provisions of this paragraph (d), the Borrower may accept or reject any Competitive Bid. The Borrower shall notify the Administrative Agent by telephone, confirmed by telecopy in a form approved by the Administrative Agent, whether and to what extent it has decided to accept or reject each Competitive Bid, in the case of a Eurodollar Competitive Borrowing, not later than 10:30 a.m., New York City time, three Business Days before the date of the proposed Competitive Borrowing, and in the case of a Fixed Rate Borrowing, not later than 10:30 a.m., New York City time, on the proposed date of the Competitive Borrowing; provided, that (i) the failure of the Borrower to give such notice shall be deemed to be a rejection of each Competitive Bid, (ii) the Borrower shall not accept a Competitive Bid made at a particular Competitive Bid Rate if the Borrower rejects a Competitive Bid at a lower Competitive Bid Rate, (iii) the aggregate amount of the Competitive Bids accepted by the Borrower shall not exceed the aggregate amount of the requested Competitive Borrowing specified in the related Competitive Bid Request, (iv) to the extent necessary to comply with clause (iii) above, the Borrower may accept Competitive Bids at the same Competitive Bid Rate in part, which acceptance, in the case of multiple Competitive Bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such Competitive Bid, and (v) except pursuant to clause (iv) above, no Competitive Bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a minimum principal amount of $5,000,000 and an integral multiple of $1,000,000; provided further that if a Competitive Loan must be in an amount less than $5,000,000 because of the provisions of clause (iv) above, such Competitive Loan may be for a minimum of $1,000,000 or any integral multiple thereof, and in calculating the pro rata allocation of acceptances of portions of multiple Competitive Bids at a particular Competitive Bid Rate pursuant to clause (iv) the amounts shall be rounded to integral multiples of $1,000,000 in a manner determined by the Borrower. A notice given by the Borrower pursuant to this paragraph
(d) shall be irrevocable.

    (e) The Administrative Agent shall promptly notify each bidding Lender by telecopy whether or not its Competitive Bid has been accepted (and, if so, the amount and Competitive Bid Rate so accepted), and each successful bidder will thereupon become bound, subject to the terms and conditions hereof, to make the Competitive Loan in respect of which its Competitive Bid has been accepted.

    (f) If the Administrative Agent shall elect to submit a Competitive Bid in its capacity as a Lender, it shall submit such Competitive Bid directly to the Borrower at least one half of an hour earlier than the time by which the other Lenders are required to submit their Competitive Bids to the Administrative Agent pursuant to paragraph (b) of this Section.

    SECTION 2.12. Optional Prepayments. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, (i) in the case of a Eurodollar Revolving Borrowing, upon at least three Business Days' prior written or telecopy notice (or telephone notice promptly confirmed by written or telecopy notice) to the Administrative Agent given before 11:00 a.m., New York City time and (ii) in the case of an ABR Borrowing, by written or telecopy notice (or telephone notice promptly confirmed by written or telecopy notice) to the Administrative Agent given before 11:00 a.m., New York City time, on the date of repayment; provided that each partial prepayment shall be in an amount that is an integral multiple of $1,000,000; provided, further, that the Borrower shall not have the right to prepay any Competitive Loan without the consent of the Lender thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.

    (b) Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein. All prepayments under this Section 2.12 shall be subject to Section 2.16 but otherwise without premium or penalty. All prepayments of Eurodollar Revolving Borrowings under this Section 2.12 shall be accompanied by accrued and unpaid interest on the principal amount being prepaid to but excluding the date of payment.

    SECTION 2.13. Mandatory Prepayments. In the event of any termination of all the Commitments, the Borrower shall repay or prepay all its outstanding Borrowings on the date of such termination and cash collateralize the entire LC Exposure pursuant to Section 2.22(j). In the event of any reduction of the Commitments (including pursuant to Section 2.09(c)), then (i) at or prior to the effective date of such reduction, the Administrative Agent shall notify the Borrower and the Lenders of the Aggregate Revolving Credit Exposure after giving effect thereto and (ii) if the Aggregate Exposure would exceed the Total Commitment after giving effect to such reduction, then the Borrower shall, on the date of such reduction, repay or prepay Borrowings in an amount sufficient to eliminate such excess, and if, after giving effect to such payment or prepayment, the aggregate LC Exposure of all the Lenders would exceed the Total Commitment, the Borrower shall, on such date, cash collateralize, pursuant to Section 2.22(j), such excess aggregate LC Exposure or cause the termination of outstanding Letters of Credit in an amount sufficient to eliminate such excess.

    SECTION 2.14. Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision of this Agreement, if after the date of this Agreement any change in applicable law or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) shall change the basis of taxation of payments to any Lender or any Issuing Bank of the principal of or interest on any Eurodollar Loan or Fixed Rate Loan made by such Lender or any Fees or other amounts payable hereunder (other than changes in respect of taxes imposed on the overall net income of such Lender or such Issuing Bank as a result of a present or former connection between the Governmental Authority imposing such tax and such Lender or such Issuing Bank (except a connection arising solely from such Lender or such Issuing Bank having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement)) or shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender or any Issuing Bank (except any such reserve requirement which is reflected in the Adjusted LIBO Rate) or shall impose on such Lender or such Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans or Fixed Rate Loans made by such Lender or any Letter of Credit or participation therein, and the result of any of the foregoing shall be to increase the cost to such Lender or such Issuing Bank of making or maintaining any Eurodollar Loan or Fixed Rate Loan or increase the cost to any Lender or such Issuing Bank of issuing or maintaining any Letter of Credit or purchasing or maintaining a participation therein or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender or such Issuing Bank to be material, then the Borrower will pay to such Lender or such Issuing Bank, as the case may be, upon demand such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered. Notwithstanding the foregoing, no Lender shall be entitled to request compensation under this paragraph with respect to any Competitive Loan if it shall have been aware of the change giving rise to such request at the time of submission of the Competitive Bid pursuant to which such Competitive Loan shall have been made.

    (b) If any Lender or any Issuing Bank shall have determined that the adoption after the date hereof of any law, rule, regulation, agreement or guideline regarding capital adequacy, or any change after the date hereof in any such law, rule, regulation, agreement or guideline (whether such law, rule, regulation, agreement or guideline has been adopted) or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender (or any lending office of such Lender) or any Issuing Bank or any Lender's or any Issuing Bank's holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any Governmental Authority has or would have the effect of reducing the rate of return on such Lender's or such Issuing Bank's capital or on the capital of such Lender's or such Issuing Bank's holding company, if any, as a consequence of this Agreement or the Loans made or participations in Letters of Credit purchased by such Lender pursuant hereto or the Letters of Credit issued by such Issuing Bank pursuant hereto to a level below that which such Lender or such Issuing Bank or such Lender's or such Issuing Bank's holding company could have achieved but for such applicability, adoption, change or compliance (taking into consideration such Lender's or such Issuing Bank's policies and the policies of such Lender's or such Issuing Bank's holding company with respect to capital adequacy) by an amount deemed by such Lender or such Issuing Bank to be material, then from time to time the Borrower shall pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender's or the Issuing Bank's holding company for any such reduction suffered.

    (c) A certificate of a Lender or any Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) above shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

    (d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender's or such Issuing Bank's right to demand such compensation; provided, however, that any Lender or any Issuing Bank may not demand compensation under this Section 2.14 for any period commencing earlier than 90 days prior to such demand. The protection of this Section 2.14 shall be available to each Lender and each Issuing Bank regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, agreement, guideline or other change or condition that shall have occurred or been imposed.

    SECTION 2.15. Change in Legality. (a) Notwithstanding any other provision of this Agreement, if, after the date hereof, any change in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Administrative Agent:

    (i) such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods) and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans, whereupon any request for a Eurodollar Borrowing (or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and

      (ii) such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

    (b) For purposes of this Section 2.15, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period currently applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

    SECTION 2.16. Indemnity. The Borrower shall indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (a) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurodollar Loan or Fixed Rate Loan prior to the end of the Interest Period in effect therefor, (b) the conversion of any Eurodollar Loan to an ABR Loan, or the conversion of the Interest Period with respect to any Eurodollar Loan, in each case other than on the last day of the Interest Period in effect therefor, (c) any Eurodollar Revolving Loan to be made by such Lender (including any Eurodollar Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of such Loan shall have been given by the Borrower hereunder, (d) the failure to borrow any Competitive Loan after accepting the Competitive Bid to make such Loan (e) the assignment of any Eurodollar Loan or Fixed Rate Loan, other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.21 or (f) the failure to continue any Revolving Loan that was to be continued as a Eurodollar Loan on the date specified in any notice delivered pursuant hereto (any of the events referred to in this sentence being called a "Breakage Event"). Such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrower and shall be conclusive absent manifest error.

    SECTION 2.17. Pro Rata Treatment. Except as provided below with respect to Competitive Loans or as required under Section 2.14, 2.15, 2.16 or 2.20, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the Commitment Fees, each reduction of the Commitments and each refinancing of any Borrowing with, conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Revolving Loans). Each payment of principal of any Competitive Borrowing shall be allocated pro rata among the Lenders participating in such Borrowing in accordance with the respective principal amounts of their outstanding Competitive Loans comprising such Borrowing. Each payment of interest on any Competitive Borrowing shall be allocated pro rata among the Lenders participating in such Borrowing in accordance with the respective amounts of accrued and unpaid interest on their outstanding Competitive Loans comprising such Borrowing. For purposes of determining the available Commitment of each Lender at any time, each outstanding Competitive Borrowing shall be deemed to have utilized the Commitments of the Lenders (including those Lenders which shall not have made Loans as part of such Competitive Borrowing) pro rata in accordance with such respective Commitments. Each Lender agrees that in computing such Lender's portion of any Revolving Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender's percentage of such Revolving Borrowing to the next higher or lower whole dollar amount.

    SECTION 2.18. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker's lien, setoff or counterclaim against the Borrower, or pursuant to a secured claim under
Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Revolving Loan or Revolving Loans or LC Disbursement as a result of which the unpaid principal portion of its Revolving Loans and participations in LC Disbursements shall be proportionately less than the unpaid principal portion of the Revolving Loans and participations in LC Disbursements of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Revolving Loans and LC Exposure, as the case may be of such other Lender, so that the aggregate unpaid principal amount of the Revolving Loans and LC Exposure and participations in Revolving Loans and LC Exposure held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Revolving Loans and LC Exposure then outstanding as the principal amount of its Revolving Loans and LC Exposure prior to such exercise of banker's lien, setoff or counterclaim or other event was to the principal amount of all Revolving Loans and LC Exposure outstanding prior to such exercise of banker's lien, setoff or counterclaim or other event; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Revolving Loan or LC Disbursement deemed to have been so purchased may exercise any and all rights of banker's lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.

    SECTION 2.19. Payments. (a) The Borrower shall make each payment (including principal of or interest on any Borrowing or any LC Disbursement or any Fees or other amounts) hereunder and under any other Loan Document not later than 3:00 p.m., New York City time, on the date when due in immediately available dollars, without setoff, defense or counterclaim.
Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. Each such payment (other than Issuing Bank Fees, which shall be paid directly to the Issuing Bank entitled thereto) shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York. except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and
9.04 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.

    (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied to the amounts then due hereunder in such order and priority as the Administrative Agent may elect; provided that any funds that the Administrative Agent elects to apply to principal, unreimbursed LC Disbursements, interest or fees then due shall be applied ratably to all amounts of principal, unreimbursed LC Disbursements, interest or fees (as the case may be) then due. Whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

    SECTION 2.20. Taxes. (a) Any and all payments by the Borrower hereunder and under any other Loan Document shall be made, in accordance with Section 2.19, free and clear of and without deduction for any and all current or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (i) income taxes imposed on the net income of the Administrative Agent, any Lender or any Issuing Bank (or any transferee or assignee thereof, including a participation holder (any such entity a "Transferee")) and (ii) franchise taxes imposed on the net income of the Administrative Agent, any Lender or any Issuing Bank (or Transferee), in each case as a result of a present or former connection between the Governmental Authority imposing such tax and the Administrative Agent, such Lender or such Issuing Bank (or Transferee) (except a connection arising solely from the Administrative Agent, such Lender or such Issuing Bank having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement) (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities, collectively or individually, being called "Taxes"). If the Borrower shall be required to deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Document to the Administrative Agent, any Lender or any Issuing Bank (or any Transferee), (i) the sum payable shall be increased by the amount (an "additional amount") necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.20) the Administrative Agent, such Lender or such Issuing Bank (or Transferee), as the case may be, shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

    (b) In addition, the Borrower agrees to pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under any other Loan Document or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document ("Other Taxes").

    (c) The Borrower will indemnify the Administrative Agent, each Lender and each Issuing Bank (or Transferee) for the full amount of Taxes and Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank (or Transferee), as the case may be, and any liability (including penalties, interest and expenses (including reasonable attorney's fees and expenses), other than penalties, interest or expenses arising out of the gross negligence of such person), net of any related payments under paragraph (a) or (b) above, arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability prepared by the Administrative Agent, a Lender or an Issuing Bank (or Transferee), or the Administrative Agent on its behalf, absent manifest error, shall be final, conclusive and binding for all purposes. Such indemnification shall be made within 30 days after the date the Administrative Agent, any Lender or any Issuing Bank (or Transferee), as the case may be, makes written demand therefor.

    (d) If the Administrative Agent, any Lender or any Issuing Bank (or Transferee) receives a refund in respect of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.20, it shall within 30 days from the date of such receipt pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.20 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or such Issuing Bank (or Transferee) and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that the Borrower, upon the request of the Administrative Agent, such Lender or such Issuing Bank (or Transferee), shall repay the amount paid over to the Borrower (plus penalties, interest or other charges) to the Administrative Agent, such Lender or such Issuing Bank (or Transferee) in the event the Administrative Agent, such Lender or such Issuing Bank (or Transferee) is required to repay such refund to such Governmental Authority.

    (e) As soon as practicable after the date of any payment of Taxes or Other Taxes by the Borrower to the relevant Governmental Authority, the Borrower will deliver to the Administrative Agent, at its address referred to in Section 9.01, the original or a certified copy of a receipt issued by such Governmental Authority evidencing payment thereof.

    (f) Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section 2.20 shall survive the payment in full of the principal of and interest on all Loans made hereunder, the expiration or cancellation of all Letters of Credit and the reimbursement of all draws thereunder.

    (g) Each Lender (or Transferee) that is organized under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia (a "Non-U.S. Lender") shall deliver to the Borrower and the Administrative Agent two copies of either United States Internal Revenue Service Form 1001 or Form 4224, or, in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest", a Form W-8, or any subsequent versions thereof or successors thereto (and, if such Non-U.S. Lender delivers a Form W-8, a certificate representing that such Non-U.S. Lender is not a bank for purposes of
Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code)), properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax on payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of a Transferee that is a participation holder, on or before the date such participation holder becomes a Transferee hereunder) and on or before the date, if any, such Non-U.S. Lender changes its applicable lending office by designating a different lending office (a "New Lending Office"). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Notwithstanding any other provision of this Section 2.20(g), a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section 2.20(g) that such Non-U.S. Lender is not legally able to deliver.

    (h) The Borrower shall not be required to indemnify any Non-U.S. Lender or to pay any additional amounts to any Non-U.S. Lender, in respect of United States Federal withholding tax pursuant to paragraph (a) or (c) above to the extent that (i) the obligation to withhold amounts with respect to United States Federal withholding tax existed on the date such Non-U.S. Lender became a party to this Agreement (or, in the case of a Transferee that is a participation holder, on the date such participation holder became a Transferee hereunder) or, with respect to payments to a New Lending Office, the date such Non-U.S. Lender designated such New Lending Office with respect to a Loan; provided, however, that this paragraph (h) shall not apply (x) to any Transferee or New Lending Office that becomes a Transferee or New Lending Office as a result of an assignment, participation, transfer or designation made at the request of the Borrower and (y) to the extent the indemnity payment or additional amounts any Transferee, or any Lender (or Transferee), acting through a New Lending Office, would be entitled to receive (without regard to this paragraph (h)) do not exceed the indemnity payment or additional amounts that the person making the assignment, participation or transfer to such Transferee, or Lender (or Transferee) making the designation of such New Lending Office, would have been entitled to receive in the absence of such assignment, participation, transfer or designation or (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Non-U.S. Lender to comply with the provisions of paragraph (g) above.

    (i) Nothing contained in this Section 2.20 shall require any Lender or any Issuing Bank (or any Transferee) or the Administrative Agent to make available any of its tax returns (or any other information that it deems to be confidential or proprietary).

    SECTION 2.21. Assignment of Commitments Under Certain Circumstances; Duty to Mitigate. (a) In the event (i) any Lender or any Issuing Bank delivers a certificate requesting compensation pursuant to Section 2.14,
(ii) any Lender or any Issuing Bank delivers a notice described in Section
2.15 or (iii) the Borrower is required to pay any additional amount to any Lender or any Issuing Bank or any Governmental Authority on account of any Lender or any Issuing Bank pursuant to Section 2.20, the Borrower may, at its sole expense and effort, upon notice to such Lender or such Issuing Bank and the Administrative Agent, require such Lender or such Issuing Bank to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement (other than any outstanding Competitive Loans held by it) to an assignee that shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, however, that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Commitment is being assigned, of each Issuing Bank), which consent shall not unreasonably be withheld, and (z) the Borrower or such assignee shall have paid to the affected Lender or Issuing Bank in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans (other than Competitive Loans) and participations in LC Disbursements of such Lender or such Issuing Bank plus all Fees and other amounts accrued for the account of such Lender or such Issuing Bank hereunder (including any amounts under Sections 2.14, 2.15 and 2.16); provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender's or such Issuing Bank's claim for compensation under Section 2.14 or notice under Section 2.15 or the amounts paid pursuant to Section 2.20, as the case may be, cease to cause such Lender or such Issuing Bank to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.15, or cease to result in amounts being payable under Section 2.20, as the case may be (including as a result of any action taken by such Lender or such Issuing Bank pursuant to paragraph (b) below), or if such Lender or such Issuing Bank shall waive its right to claim further compensation under Section 2.14 in respect of such circumstances or event or shall withdraw its notice under Section 2.15 or shall waive its right to further payments under Section 2.20 in respect of such circumstances or event, as the case may be, then such Lender or such Issuing Bank shall not thereafter be required to make any such transfer and assignment hereunder.

    (b) If (i) any Lender or the Issuing Bank shall request compensation under Section 2.14, (ii) any Lender or any Issuing Bank delivers a notice described in Section 2.15 or (iii) the Borrower is required to pay any additional amount to any Lender or any Issuing Bank or any Governmental Authority on account of any Lender or any Issuing Bank, pursuant to Section
2.20 (including as a result of any exercise by a Lender of its option described in Section 2.02(b)), then such Lender or such Issuing Bank shall use reasonable efforts (which shall not require such Lender or such Issuing Bank to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.14 or enable it to withdraw its notice pursuant to Section 2.15 or would reduce amounts payable pursuant to
Section 2.20, as the case may be, in the future. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or any Issuing Bank in connection with any such filing or assignment, delegation and transfer.

    SECTION 2.22. Letters of Credit. (a) General. The Borrower may request any Issuing Bank to issue a Letter of Credit, in a form reasonably acceptable to the Administrative Agent and such Issuing Bank, appropriately completed, for the account of the Borrower, at any time and from time to time while the Commitments remain in effect. This Section 2.22 shall not be construed to impose an obligation upon any Issuing Bank to issue any Letter of Credit that is inconsistent with the terms and conditions of this Agreement.

    (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. In order to request the issuance of a Letter of Credit (or to amend, renew or extend an existing Letter of Credit), the Borrower shall hand deliver or telecopy to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, the date of issuance, amendment, renewal or extension, the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) below), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare such Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if, and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that, after giving effect to such issuance, amendment, renewal or extension (A) the LC Exposure shall not exceed $5,000,000 and (B) the Aggregate Revolving Credit Exposure plus the aggregate principal amount of outstanding Competitive Loans plus the amount of Loans for which notices have been delivered by the Borrower but have not yet been made shall not exceed the Total Commitment.

    (c) Expiration Date. Each Letter of Credit shall expire at the close of business on the earlier of the date one year after the date of the issuance of such Letter of Credit and the date that is five Business Days prior to the Maturity Date, unless such Letter of Credit expires by its terms on an earlier date.

    (d) Participations. By the issuance of a Letter of Credit and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each such Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender's Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit, effective upon the issuance of such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of any Issuing Bank, such Lender's Pro Rata Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower (or, if applicable, another party pursuant to its obligations under any other Loan Document) forthwith on the date due as provided in Section 2.02(f). Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

    (e) Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall pay to the Administrative Agent an amount equal to such LC Disbursement not later than two hours after the Borrower shall have received notice from the Issuing Bank that payment of such draft will be made, or, if the Borrower shall have received such notice later than 10:00 a.m., New York City time, on any Business Day, not later than 10:00 a.m., New York City time, on the immediately following Business Day.

    (f) Obligations Absolute. The Borrower's obligations to reimburse LC Disbursements as provided in paragraph (e) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, and irrespective of:

    (i) any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;

      (ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document;

     (iii) the existence of any claim, setoff, defense or other right that the Borrower, any other party guaranteeing, or otherwise obligated with, the Borrower, any Subsidiary or other Affiliate thereof or any other person may at any time have against the beneficiary under any Letter of Credit, the applicable Issuing Bank, the Administrative Agent or any Lender or any other person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;

   (iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

    (v) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; and

    (vi) any other act or omission to act or delay of any kind of the applicable Issuing Bank, the Lenders, the Administrative Agent or any other person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this
Section 2.22, constitute a legal or equitable discharge of the Borrower's obligations hereunder.

    Without limiting the generality of the foregoing, it is expressly understood and agreed that the absolute and unconditional obligation of the Borrower hereunder to reimburse LC Disbursements will not be excused by the gross negligence or wilful misconduct of the applicable Issuing Bank. However, the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank's gross negligence or wilful misconduct or failure to examine drafts and other documents presented under a Letter of Credit to determine whether such drafts and other documents presented under a Letter of Credit comply with the terms thereof; it is understood that any Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit (i) any Issuing Bank's exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (ii) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute wilful misconduct or gross negligence of the applicable Issuing Bank.

    (g) Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by such Issuing Bank. Each Issuing Bank shall as promptly as possible give telephonic notification, confirmed by telecopy, to the Administrative Agent and the Borrower of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided, however, that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement. The Administrative Agent shall promptly give each Lender notice thereof.

    (h) Interim Interest. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, then, unless the Borrower shall reimburse such LC Disbursement in full by 3:00 p.m. on such date, the unpaid amount thereof shall bear interest, for each day from and including the date of such LC Disbursement, to but excluding the date that the Borrower reimburses such LC Disbursement, at the Alternate Base Rate. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank except that interest accrued on or after the date of payment by any Lender pursuant to Section 2.02(f) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

    (i) Resignation or Removal of any Issuing Bank; Additional Issuing Banks. Any Issuing Bank may resign at any time by giving 180 days' prior written notice to the Administrative Agent, the Lenders and the Borrower, and may be removed at any time by the Borrower by notice to such Issuing Bank, the Administrative Agent and the Lenders. The Borrower may appoint additional Issuing Banks reasonably satisfactory to the Administrative Agent, and upon the acceptance of any appointment as an Issuing Bank hereunder by a Lender that shall agree to serve as an Issuing Bank, such successor shall succeed to and become vested with all the interests, rights and obligations of an Issuing Bank; provided, however, that there shall not be more than three Issuing Banks at any time. Upon resignation or removal, an Issuing Bank shall be discharged from its obligations to issue additional Letters of Credit hereunder. At the time such resignation or removal shall become effective, the Borrower shall pay all accrued and unpaid Issuing Bank Fees due to such Issuing Bank. The acceptance of any appointment as an Issuing Bank hereunder by a Lender shall be evidenced by an agreement entered into by such Lender, in a form satisfactory to the Borrower and the Administrative Agent, and, from and after the effective date of such agreement, (i) such Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term "Issuing Bank" shall be deemed to refer to such additional Issuing Bank and to any previously appointed Issuing Bank, or to such successor and all previously appointed Issuing Banks, as the context shall require.
After the resignation or removal of an Issuing Bank hereunder, such Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation or removal, but shall not be required to issue additional Letters of Credit.

    (j) Cash Collateralization. If (i) any Event of Default shall occur and be continuing and the Administrative Agent or the Required Lenders shall demand that the LC Exposure be cash collateralized, (ii) the maturity of the Loans shall be accelerated pursuant to Article VII or (iii) the Borrower shall be required to provide cash collateral for a portion of the LC Exposure pursuant to Section 2.13, the Borrower shall deposit in an account with the Administrative Agent, for the benefit of the Lenders, an amount in cash equal to the LC Exposure (or, in the case of a deposit pursuant to clause (iii) above, the portion of the LC Exposure required to be collateralized) as of such date. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits in Permitted Investments, which investments shall be made at the option and sole discretion of the Administrative Agent, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall (i) automatically be applied by the Administrative Agent to reimburse each Issuing Bank for LC Disbursements for which it has not been reimbursed, (ii) be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time and, (iii) if the maturity of the Loans has been accelerated (but subject to the consent of Lenders holding participations in outstanding Letters of Credit representing greater than 50 percent of the aggregate undrawn amount of all outstanding Letters of Credit), be applied to satisfy other Obligations. If the Borrower is required to provide an amount of cash collateral hereunder (x) as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived or (y) pursuant to
Section 2.13(a), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after the excess of the aggregate LC Exposure over the Total Commitment has been eliminated.

    (k)  Existing Letter of Credit.  The letter of credit listed on
Schedule 6.01 and issued by The First National Bank of Boston shall be deemed to be a Letter of Credit and, only as to such Letter of Credit, The First National Bank of Boston will serve as Issuing Bank.


ARTICLE III.  REPRESENTATIONS AND WARRANTIES

    The Borrower represents and warrants to the Administrative Agent, each Issuing Bank and each of the Lenders that:

    SECTION 3.01. Organization; Powers. Each of the Borrower and each of the Subsidiaries (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization,
(b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect, and (d) has the corporate power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated hereby to which it is or will be a party and, in the case of the Borrower, to borrow hereunder.
    SECTION 3.02. Authorization. The execution, delivery and performance by each Loan Party of each of the Loan Documents and the borrowings hereunder and the Connector Purchase (collectively, the "Transactions") (a) have been duly authorized by all requisite corporate and, if required, stockholder action and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of the Borrower or any Subsidiary, (B) any order of any Governmental Authority or (C) any provision of any indenture, agreement or other instrument to which the Borrower or any Subsidiary is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or any Subsidiary, which violations, individually and in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

    SECTION 3.03. Enforceability. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by the each Loan Party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and general principles of equity.

    SECTION 3.04. Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority (or any other person) is or will be required in connection with the Transactions, except such as have been made or obtained and are in full force and effect.

    SECTION 3.05. Financial Statements. The Borrower has heretofore furnished to the Lenders its consolidated and consolidating balance sheets and statements of income and changes in financial condition (a) as of and for the fiscal years ended December 31, 1995, December 31, 1994, and December 31, 1993, audited, in the case of consolidated financial statements, by and accompanied by the opinion of Price Waterhouse LLP, independent public accountants, and (b) as of and for the fiscal quarter and the portion of the fiscal year ended June 30, 1996, certified by its chief accounting officer. Such financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries as of such dates and for such periods. Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the dates thereof required to be disclosed therein in accordance with GAAP. Such financial statements were prepared in accordance with GAAP applied on a consistent basis, except, in the case of the statements referred to in clause (b) above, for the absence of footnotes and for normal year-end adjustments.

    SECTION 3.06. No Material Adverse Change. There has been no material adverse change in the business, assets, operations, prospects, condition, financial or otherwise, of the Borrower and the Subsidiaries, taken as a whole, since December 31, 1995.

    SECTION 3.07. Title to Properties; Possession Under Leases. (a) Each of the Borrower and the Subsidiaries has good and marketable title to, or valid leasehold interests in, all its material properties and assets, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes. All such material properties and assets are free and clear of Liens, other than Liens expressly permitted by
Section 6.02.

    (b) Each of the Borrower and the Subsidiaries has complied in all material respects with all obligations under all material leases to which it is a party and all such leases are in full force and effect. Each of the Borrower and the Subsidiaries enjoys peaceful and undisturbed possession under all such material leases.

    SECTION 3.08. Subsidiaries. Schedule 3.08 sets forth as of the Closing Date a list of all Subsidiaries and the percentage ownership interest of the Borrower therein. With respect to each person listed thereon, Schedule 3.08 indicates whether such person is as of the Closing Date an Inactive Subsidiary. The shares of capital stock or other ownership interests so indicated on Schedule 3.08 are fully paid and non-assessable and are owned by the Borrower, directly or indirectly, free and clear of all Liens.

    SECTION 3.09. Litigation; Compliance with Laws. (a) There are not any actions, suits or proceedings at law or in equity or by or before any Governmental Authority, or any investigations by any Governmental Authority, now pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary or any business, property or rights of any such person (i) that involve any Loan Document or the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

    (b) None of the Borrower or any of the Subsidiaries or any of their respective material properties or assets is in violation of, nor will the continued operation of their businesses and their material properties and assets as currently conducted violate, any law, rule or regulation, judgment, writ, injunction, decree or order of any Governmental Authority, where such violation could reasonably be expected to result in a Material Adverse Effect.

    SECTION 3.10. Agreements. (a) Neither the Borrower nor any of the Subsidiaries is a party to any agreement or instrument or subject to any corporate restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect.

    (b) Neither the Borrower nor any of the Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect.

    SECTION 3.11.  Federal Reserve Regulations.   (a)  Neither the Borrower
nor any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

    (b) No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation G, U or X.

    SECTION 3.12. Investment Company Act; Public Utility Holding Company Act. Neither the Borrower nor any Subsidiary is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

    SECTION 3.13. Use of Proceeds. The Borrower will use the proceeds of the Loans and will request the issuance of Letters of Credit only for the purposes specified in the preamble to this Agreement.

    SECTION 3.14. Tax Returns. Each of the Borrower and the Subsidiaries has filed or caused to be filed all Federal, state, local and foreign tax returns or materials required to have been filed by it and has paid or caused to be paid all taxes due and payable by it and all assessments received by it, except taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, shall have set aside on its books adequate reserves.

    SECTION 3.15. No Material Misstatements. None of (a) the Confidential Information Memorandum or (b) any other information, report, financial statement, exhibit or schedule furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto contained, contains or will contain (in each case taken as a whole) any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading; provided, however, that to the extent any such information, report, financial statement, exhibit or schedule was based upon industry data from third party sources or was based upon or constitutes a forecast or projection, the Borrower represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule.

    SECTION 3.16. Employee Benefit Plans. Each of the Borrower and the ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in material liability of the Borrower or any of the ERISA Affiliates. The present value of all benefit liabilities under each Plan (based on those assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed by more than $6,000,000 the fair market value of the assets of such Plan, and the present value of all benefit liabilities of all underfunded Plans (based on those assumptions used to fund each such Plan) did not, as of the last annual valuation dates applicable thereto, exceed by more than $6,000,000 the fair market value of the assets of all such underfunded Plans.

    SECTION 3.17.  Environmental Matters.  Except as set forth in Schedule
3.17:

    (a) the properties owned or operated by the Borrower and the Subsidiaries (the "Properties") do not contain any Hazardous Materials in amounts or concentrations which (i) constitute, or constituted a violation of, or (ii) is reasonably likely to give rise to liability under, Environmental Laws, which violations and liabilities, in the aggregate, could result in a Material Adverse Effect;

    (b) the Properties and all operations of the Borrower and the Subsidiaries are in compliance, and in the last three years have been in compliance, with all Environmental Laws and all necessary Environmental Permits have been obtained and are in effect, except to the extent that such non-compliance or failure to obtain any necessary permits, in the aggregate, could not result in a Material Adverse Effect;

    (c) there have been no Releases or threatened Releases at, from, under or proximate to the Properties or otherwise in connection with the operations of the Borrower or the Subsidiaries, which Releases or threatened Releases, in the aggregate, could result in a Material Adverse Effect;

    (d) neither the Borrower nor any of the Subsidiaries has received any notice of an Environmental Claim in connection with the Properties or the operations of the Borrower or the Subsidiaries or with regard to any person whose liabilities for environmental matters the Borrower or the Subsidiaries has retained or assumed, in whole or in part, contractually, by operation of law or otherwise, which, in the aggregate, could result in a Material Adverse Effect, nor do the Borrower or the Subsidiaries have reason to believe that any such notice will be received or is being threatened; and

    (e) Hazardous Materials have not been transported from the Properties, nor have Hazardous Materials been generated, treated, stored or disposed of at, on or under any of the Properties in a manner that could give rise to liability under any Environmental Law, nor have the Borrower or the Subsidiaries retained or assumed any liability, contractually, by operation of law or otherwise, with respect to the generation, treatment, storage or disposal of Hazardous Materials, which transportation, generation, treatment, storage or disposal, or retained or assumed liabilities, in the aggregate, could result in a Material Adverse Effect.

    SECTION 3.18. Insurance. The Borrower and its Subsidiaries have in effect insurance in such amounts and covering such risks and liabilities as are in accordance with normal practice in their industry.

    SECTION 3.19. Capital Stock of Subsidiaries. No Liens exist on the Capital Stock of the Subsidiaries.

    SECTION 3.20. Labor Matters. There are no strikes, lockouts or slowdowns against the Borrower or any Subsidiary pending or, to the knowledge of the Borrower, threatened. The hours worked by and payments made to employees of the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters, other than such violations that, individually and in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. All payments due from the Borrower or any Subsidiary, or for which any claim may be made against the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accruals have been made on the books of the Borrower or such Subsidiary to cover such payments. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Subsidiary is bound.

    SECTION 3.21. Solvency. Immediately after the consummation of the Connector Purchase and the making of any Loans made in connection therewith, and after giving effect to the application of the proceeds of such Loans, (i) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its probable liability on its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) each Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

ARTICLE IV.  CONDITIONS OF LENDING

    The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder are subject to the satisfaction of the following conditions:

    SECTION 4.01. All Credit Events. On the date of each Borrowing (other than a Borrowing that results from the conversion or continuation of an existing Borrowing) and on the date of each issuance of a Letter of Credit (each such event being called a "Credit Event"):

    (a) The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03 or Section 2.11 or, in the case of the issuance of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance of such Letter of Credit as required by Section 2.22(b).

    (b) The representations and warranties set forth in Article III hereof shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

    (c) The Borrower shall be in compliance with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and at the time of and immediately after such Credit Event, no Event of Default or Default shall have occurred and be continuing.

Except as expressly provided in paragraph (b) above, each Credit Event shall be deemed to constitute a representation and warranty by the Borrower on the date of such Credit Event as to the matters specified in paragraphs
(b) and (c) of this Section 4.01.

    SECTION 4.02. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.08):

    (a) The Administrative Agent shall have received, on behalf of itself, the Lenders and the Issuing Banks, a favorable written opinion of Ropes and Gray, counsel for the Borrower, substantially to the effect set forth in Exhibit G, (i) dated the Effective Date, (ii) addressed to the Issuing Banks, the Administrative Agent and the Lenders, and (iii) covering such other matters relating to the Loan Documents as the Administrative Agent shall reasonably request, and the Borrower hereby requests such counsel to deliver such opinion.

    (b) All legal matters incident to this Agreement, the Borrowings and extensions of credit hereunder and the other Loan Documents shall be satisfactory to the Administrative Agent, the Lenders and their counsel, the Issuing Banks and Cravath, Swaine and Moore, counsel for the Administrative Agent.

    (c) The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State or other applicable Governmental Authority of the state of its organization, and a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State; (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Effective Date and certifying (A) that attached thereto is a true and complete copy of the by-laws of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and
(D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to (ii) above; and (iv) such other documents as the Lenders, the Issuing Banks or Cravath, Swaine and Moore, counsel for the Administrative Agent, may reasonably request.

    (d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Financial Officer of the Borrower, confirming compliance with the conditions precedent set forth in paragraphs
(b) and (c) of Section 4.01.

    (e) The Administrative Agent shall have received all Fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document.

    (f) Each of the Guarantee Agreement and the Indemnity, Subrogation and Contribution Agreement shall have been duly executed by the parties thereto and shall have been delivered to the Administrative Agent and shall be in full force and effect.

    (g) After giving effect to the Borrowings hereunder on the Effective Date and the application of the proceeds thereof, the Borrower and the Subsidiaries shall have no Indebtedness other than the Loans hereunder and Indebtedness otherwise permitted under Section 6.01. All agreements, commitments, security interests and other rights and obligations in respect of the Existing Credit Agreements shall have been terminated and all amounts due in respect thereof shall have been paid in full from the proceeds of the Loans made on the Effective Date.

    (h) All approvals and consents of Governmental Authorities and third parties required in connection with the Connector Purchase shall have been obtained (except as described in Section 3.04) and all applicable appeal periods shall have expired, and there shall be no action, pending or threatened, by or before any Governmental Authority that has or could have a reasonable likelihood of restraining, preventing or imposing burdensome conditions on the Connector Purchase or the other Transactions.

    (i) The Lenders shall have received a pro forma consolidated balance sheet of the Borrower and the Subsidiaries based upon the balance sheet of the Borrower as of June 30, 1996, prepared as if the Connector Purchase had occurred on such date, together with a certificate of the Borrower that such balance sheet fairly presents the pro forma financial position of the Borrower and the Subsidiaries at such date in accordance with GAAP. The Administrative Agent shall be satisfied, and shall have received a certificate of a Financial Officer of the Borrower, dated the Effective Date, to the effect, that (a) such balance sheet has been prepared in good faith by the Borrower, on a basis consistent with the pro forma financial information contained in the Confidential Information Memorandum (which consistency is believed by the Borrower on the Effective Date to be reasonable), are based on the best information available to the Borrower as of the date of delivery thereof and on the Effective Date, accurately reflect all adjustments required to be made to give effect to the Connector Purchase and the Borrowings in connection therewith and the application of the proceeds of such Borrowings and present fairly in all material respects on a pro forma basis the estimated consolidated financial position of the Borrower and its consolidated Subsidiaries as of June 30, 1996, assuming that the Connector Purchase and such Borrowings had actually occurred at June 30, 1996, and (b) such balance sheet does not indicate that the Borrower will be in violation of Sections 6.10 or 6.11.

    (j)  The Connector Purchase shall have been consummated.


ARTICLE V.  AFFIRMATIVE COVENANTS

    The Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will, and will cause each of the Subsidiaries to:

    SECTION 5.01. Existence; Businesses and Properties. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05.

    (b) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; maintain and operate such business in substantially the manner in which it is presently conducted and operated; comply in all material respects with all applicable laws, rules, regulations and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted; and at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times.

    SECTION 5.02. Insurance. Keep its insurable properties adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; and maintain such other insurance as may be required by law.

    SECTION 5.03. Obligations and Taxes. Pay and perform its Indebtedness and other obligations promptly and in accordance with their terms and pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Borrower shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, tax, assessment or charge and enforcement of a Lien.

    SECTION 5.04. Financial Statements, Reports, etc. In the case of the Borrower, furnish to the Administrative Agent and each Lender:

    (a) within 90 days after the end of each fiscal year, its consolidated and consolidating balance sheets and related statements of operations, stockholders' equity and cash flows showing the financial condition of the Borrower and its consolidated Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Subsidiaries during such year, audited, in the case of the consolidated financial statements, by Price Waterhouse LLP or other independent public accountants of recognized national standing acceptable to the Required Lenders and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied and, in the case of the consolidating financial statements, certified by a Financial Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and the Subsidiaries on a consolidating basis in accordance with GAAP consistently applied;

    (b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, its consolidated and consolidating balance sheets and related statements of operations, stockholders' equity and cash flows showing the financial condition of the Borrower and its consolidated Subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such Subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and the Subsidiaries on a consolidated and a consolidating basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

    (c) concurrently with any delivery of financial statements under sub-paragraph (a) or (b) above, a certificate of the accounting firm or Financial Officer opining on or certifying such statements (which certificate, when furnished by an accounting firm, may be limited to accounting matters and disclaim responsibility for legal interpretations)
(i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto (it being understood that such certificate, when given by an accounting firm, may be limited to their knowledge as obtained in the course of their audit and without special investigation) and (ii) setting forth computations in reasonable detail satisfactory to the Administrative Agent showing the Leverage Ratio and the Interest Coverage Ratio as of the last day of the fiscal year or fiscal quarter to which such statements relate and demonstrating compliance with the covenants contained in Sections 6.10 and 6.11 (it being understood that the information required by this clause (ii) may be provided in a certificate of a Financial Officer on behalf of the Borrower instead of from the accounting firm);

    (d) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed to its shareholders, as the case may be;

    (e) if, as a result of any change in accounting principles and policies from those as in effect on the date hereof, the consolidated and consolidating financial statements of the Borrower and the Subsidiaries delivered pursuant to paragraph (a) or (b) above will differ in any material respect from the consolidated or consolidating financial statements that would have been delivered pursuant to such clauses had no such change in accounting principles and policies been made, then together with the first delivery of financial statements pursuant to paragraph (a) and (b) above following such change, a schedule prepared by a Financial Officer of the Borrower reconciling such changes to what the financial statements would have been without such changes;

    (f) concurrently with the delivery of the financial statements under subparagraph (a) above, a copy of an operating and capital expenditure budget for the fiscal year following the fiscal year to which such statements relate;

    (g) promptly upon the creation or acquisition of any Subsidiary or upon any Inactive Subsidiary ceasing to be an Inactive Subsidiary (other than by reason of dissolution of such Inactive Subsidiary), a certificate from a Responsible Officer of the Borrower, identifying such Subsidiary and the ownership interest of the Borrower and the Subsidiaries therein;

    (h) promptly, a copy of all reports submitted in connection with any material interim or special audit made by independent accountants of the books of the Borrower or any Subsidiary; and

    (i) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

    SECTION 5.05.  Litigation and Other Notices.  Furnish to the
Administrative Agent, Issuing Bank and each Lender prompt written notice of the following:

    (a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

    (b) the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrower or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect; and

    (c) any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

    SECTION 5.06. Employee Benefits. (a) Comply in all material respects with the applicable provisions of ERISA and the Code and (b) furnish to the Administrative Agent as soon as possible after, and in any event within 10 days after any Responsible Officer of the Borrower or any ERISA Affiliate knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in liability of the Borrower in an aggregate amount exceeding $1,000,000 or requiring payments exceeding $500,000 in any year, a statement of a Financial Officer of the Borrower setting forth details as to such ERISA Event and the action, if any, that the Borrower proposes to take with respect thereto.

    SECTION 5.07. Maintaining Records; Access to Properties and Inspections. Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of law are made of all dealings and transactions in relation to its business and activities. Each Loan Party will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender to visit and inspect the financial records and the properties of the Borrower or any Subsidiary at reasonable times and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances and condition of the Borrower or any Subsidiary with the officers thereof and independent accountants therefor.

    SECTION 5.08. Use of Proceeds. Use the proceeds of the Loans and request the issuance of Letters of Credit only for the purposes set forth in the preamble to this Agreement.

    SECTION 5.09. Compliance with Environmental Laws. Comply, and cause all lessees and other persons occupying its Properties to comply, in all material respects with all Environmental Laws and Environmental Permits applicable to its operations and Properties; obtain and renew all material Environmental Permits necessary for its operations and Properties; and conduct any Remedial Action in accordance with Environmental Laws; provided, however, that neither the Borrower nor any of the Subsidiaries shall be required to undertake any Remedial Action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.

    SECTION 5.10. Further Assurances. The Borrower will cause any subsequently acquired or organized Domestic Subsidiary (other than any Inactive Subsidiary) to become party as a Guarantor to the Guarantee Agreement and the Indemnity, Subrogation and Contribution Agreement, each in favor of the Administrative Agent. Notwithstanding anything to the contrary herein, if no Default or Event of Default would exist after giving effect to the sale of Harper-Wyman Company or the Capital Stock of any other Subsidiary permitted to be sold under Section 6.05, the Administrative Agent shall release the applicable Subsidiary from the Guarantee Agreement and the Indemnity, Subrogation and Contribution Agreement upon the closing of the sale of applicable Subsidiary. The Borrower agrees to provide such evidence as the Administrative Agent shall reasonably request to evidence the sale of applicable Subsidiary upon its release from the Guarantee Agreement and the Indemnity, Subrogation and Contribution Agreement.


ARTICLE VI.  NEGATIVE COVENANTS

    The Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been cancelled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will not, and will not cause or permit any of the Subsidiaries to:

    SECTION 6.01. Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

    (a) Indebtedness for borrowed money existing on the date hereof and set forth in Schedule 6.01, but not any extensions, renewals or replacements of such Indebtedness;

    (b) Indebtedness created hereunder;

    (c) (i) in the case of the Borrower or any Guarantor, Indebtedness owed to any Subsidiary and (ii) in the case of any Subsidiary that is a Guarantor, Indebtedness owed to the Borrower or any other Subsidiary that is a Guarantor;

    (d) in the case of the Borrower, Indebtedness described in clause (i) of the definition of "Indebtedness" entered into in the ordinary course of business for purposes of hedging interest rate and currency exchange risk on terms and with counterparties reasonably satisfactory to the Administrative Agent;

    (e) purchase money Indebtedness incurred in the ordinary course of business after the date hereof to finance Capital Expenditures in a principal amount at any time outstanding not in excess of (i) $20,000,000 less (ii) the amount of all Capital Lease Obligations incurred pursuant to clause (f) below and outstanding at such time; provided, however, that such Indebtedness is incurred within 90 days after the making of the Capital Expenditure so financed;

    (f) Capital Lease Obligations incurred in the ordinary course of business after the date hereof to finance Capital Expenditures in a principal amount at any time outstanding not in excess of (i) $20,000,000 less (ii) the principal amount of all purchase money indebtedness incurred pursuant to clause (e) above and outstanding at such time;

    (g) in the case of the Borrower or any Guarantor, Guarantees of Indebtedness permitted under clause (d), (e) or (f) above;

    (h) Indebtedness of Foreign Subsidiaries not in excess of $25,000,000 principal amount at any time outstanding;

    (i) Indebtedness of Foreign Subsidiaries to Guarantors; and

    (k) other unsecured Indebtedness of the Borrower and of Subsidiaries that are Guarantors in an aggregate principal amount not in excess of $20,000,000 at any time outstanding.

    SECTION 6.02. Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person, including any Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:

    (a) Liens on property or assets of the Borrower and its Subsidiaries existing on the date hereof and set forth in Schedule 6.02; provided, however, that such Liens shall secure only those obligations which they secure on the date hereof;

    (b) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary; provided, however, that (i) such Lien is not created in contemplation of or in connection with such acquisition and (ii) such Lien does not apply to any other property or assets of the Borrower or any Subsidiary;

    (c) Liens for taxes, assessments and other government charges not yet due or which are being contested in compliance with Section 5.03;

    (d) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business and securing obligations that are not due and payable or which are being contested in compliance with Section 5.03;

    (e) pledges and deposits made in the ordinary course of business in compliance with workmen's compensation, unemployment insurance and other social security laws or regulations;

    (f) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

    (g) zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

    (h) purchase money security interests in real property, improvements thereto or equipment hereafter acquired (or, in the case of improvements, constructed) by the Borrower or any Subsidiary; provided, however, that (i) such security interests secure Indebtedness permitted by Section 6.01(e),
(ii) such security interests are incurred, and the Indebtedness secured thereby is created, within 90 days after such acquisition (or construction), (iii) the Indebtedness secured thereby is not less than 50 percent nor more than 100 percent of the lesser of the cost or the fair market value of such real property, improvements or equipment at the time of such acquisition (or construction) and (iv) such security interests do not apply to any other property or assets of the Borrower or any Subsidiary;

    (i) Liens represented by the interests of the lessors in respect of Capital Lease Obligations incurred pursuant to Section 6.01(f);

    (j) Liens represented by Sale and Lease-Back Transactions incurred pursuant to Section 6.03;

    (k) Liens on assets of Foreign Subsidiaries that only secure
Indebtedness permitted under Section 6.01(h); and

    (l) other Liens securing obligations in an aggregate amount not to exceed $2,500,000 at any time outstanding.

    SECTION 6.03. Sale and Lease-Back Transactions. Enter into any Sale and Lease-Back Transaction if, after giving effect thereto, the aggregate Attributable Debt for all outstanding Sale and Lease-Back Transactions would exceed $20,000,000.

    SECTION 6.04. Investments, Loans and Advances. Purchase, hold or acquire any capital stock, evidences of indebtedness or other securities of, make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in, any other person, except:

    (a) investments by the Borrower existing on the date hereof;

    (b) Permitted Investments;

    (c) investments, loans or advances in or to Guarantors;

    (d) Permitted Other Acquisitions;

    (e) the Connector Purchase and the Gilbert Purchase;

    (f) loans to officers or employees of the Borrower in the ordinary course not in excess of $2,000,000 principal amount at any time outstanding;

    (g) additional loans and advances from the Borrower or any Guarantor to Foreign Subsidiaries in an aggregate principal amount outstanding at any time not in excess of $60,000,000 minus the aggregate consideration given by the Borrower and the Subsidiaries after the date hereof in connection with Permitted Other Acquisitions;

     (h) investments in, or loans or advances to, foreign joint ventures existing or committed to on the date hereof; and

    (i) other investments in, or loans or advances to, or Guarantees of Indebtedness of, Subsidiaries, partnerships or joint ventures (other than passive investment vehicles) in an aggregate net amount not in excess of $25,000,000 outstanding at any time.

    SECTION 6.05. Mergers, Consolidations, Sales of Assets and Acquisitions. Merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any substantial part of its assets (whether now owned or hereafter acquired) or any Capital Stock of any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other person, except that this Section 6.05 shall not prohibit:

    (a) the purchase and sale of inventory in the ordinary course of business by the Borrower or any Subsidiary;

    (b) if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing (i) the merger of any wholly owned Subsidiary into the Borrower in a transaction in which the Borrower is the surviving corporation and (ii) the merger or consolidation of any wholly owned Subsidiary into or with any other wholly owned Subsidiary in a transaction in which the surviving entity is a wholly owned Subsidiary (which shall be a Domestic Subsidiary if the non-surviving person shall be a Domestic Subsidiary) or the dissolution or liquidation of a wholly owned Subsidiary, and, in the case of each of clauses (i) and (ii), no person other than the Borrower or a wholly owned Subsidiary receives any consideration;

    (c) (i) the non-hostile acquisition of another person or all or a substantial part of another person's assets in which the consideration for such acquisition consists solely of Capital Stock of the Borrower or (ii) other non-hostile acquisitions if, in the case of each of (i) and (ii), (v) the acquired person is engaged in the same business as the Borrower or another business reasonably related thereto, and (w) at the time of and after giving effect to such acquisition, no Event of Default or Default has occurred and is continuing, and (x) after giving effect to such acquisition, the Borrower shall be in compliance, on a pro forma basis as of the last day of the fiscal quarter immediately preceding the date the acquisition was consummated (the "Pro Forma Date") as if the acquisition had occurred on the first day of the four fiscal quarter period ending on the Pro Forma Date, with Sections 6.10 and 6.11, and (y) such acquisition is approved by the board of directors of the acquired person prior to the commencement of any tender offer or the acquisition by the Borrower and any acquiring Subsidiary of any shares of Capital Stock thereof, and (z) after giving effect to such acquisition, the Borrower controls the dividend policy of the Capital Stock of the acquired person and owns at least 80 percent of the common equity on a fully diluted basis thereof; provided, however, that the aggregate consideration paid under this clause (c) after the date hereof for acquisitions of persons or all or a substantial part of a person's assets that are not Guarantors shall not at any time exceed $60,000,000 minus the outstanding principal amount of loans and advances referred to in Section 6.04(g) (the foregoing being collectively called "Permitted Other Acquisitions");

    (d) the sale by the Borrower or any Subsidiary of the assets of or Capital Stock in O/E/N India Ltd. or Harper-Wyman Company; and

    (e) sales or other dispositions by the Borrower or any Subsidiary of assets (other than receivables, except to the extent disposed of incidentally in connection with an asset disposition otherwise permitted hereby), for consideration in an aggregate amount not exceeding $25,000,000; provided, however, that (i) each such disposition shall be for a consideration determined in good faith by the board of directors or senior management of the Borrower to be at least equal to the fair market value (if any) of the asset sold and (ii) no Default or Event of Default shall have occurred and be continuing immediately prior to or after such disposition.

    SECTION 6.06. Dividends and Distributions; Restrictions on Ability of Subsidiaries to Pay Dividends. (a) Declare or pay, directly or indirectly, any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any shares of its Capital Stock or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) any shares of any class of its Capital Stock or set aside any amount for any such purpose; provided, however, that (i) any Subsidiary may declare and pay dividends or make other pro rata distributions to the Borrower, (ii) the Borrower and the applicable Subsidiaries may complete the Connector Purchase and the Gilbert Purchase, (iii) prior to the completion of the Gilbert Purchase, Gilbert may declare and pay dividends and make other distributions with respect to its Capital Stock to Gilbert Management, (iv) the Borrower may repurchase its common stock for aggregate consideration not in excess of $10,000,000 in any fiscal year or $25,000,000 for all such purchases after the date hereof and (v) if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing, the Borrower may repurchase stock or options from former officers and former employees (or their legal representatives) in the ordinary course of business in accordance with any duly instituted stock option plan.

    (b) Permit its subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such subsidiary to (i) pay any dividends or make any other distributions on its Capital Stock or any other interest or (ii) make or repay any loans or advances to the Borrower or the parent of such subsidiary.

    SECTION 6.07. Transactions with Affiliates. Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates (other than transactions between or among the Borrower and the wholly owned Subsidiaries), except that the Borrower or any Subsidiary may engage in any of the foregoing transactions at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm's-length basis from unrelated third parties.

    SECTION 6.08. Business of Borrower and Subsidiaries. Engage at any time in any business or business activity other than the business currently conducted by it and business activities reasonably incidental or related thereto.

    SECTION 6.09. Amendment of Certificate of Incorporation or By-Laws. Amend or modify in any manner adverse to the Lenders the certificate of incorporation or bylaws of the Borrower or any Subsidiary.

    SECTION 6.10. Leverage Ratio. Permit the Leverage Ratio (i) as of the Effective Date to be greater than 4.0 to 1.0 and (ii) as of the last day of each fiscal quarter, which last day occurs in any period set forth below to be greater than the ratio set forth below for such period:



From and Including           To and Including            Leverage Ratio
Effective Date               December 31, 1996           4.0 to 1.0
January 1, 1997              December 31, 1997           3.75 to 1.0
January 1, 1998              December 31, 1998           3.5 to 1.0
Thereafter                                               3.0 to 1.0


    SECTION 6.11. Interest Coverage Ratio. Permit the Interest Coverage Ratio of the Borrower and the Subsidiaries (i) as of the Effective Date to be less than 2.5 to 1.0, and (ii) as of the last day of each fiscal quarter, which last day occurs in any period set forth below, to be less than the ratio set forth below for such period:



From and Including         To and Including       Interest Coverage Ratio
Effective Date             December 31, 1997      2.5 to 1.0
January 1, 1998            December 31, 1998      2.75 to 1.0
Thereafter                                        3.0 to 1.0


    SECTION 6.12. Fiscal Year. Cause its fiscal year to end on other than December 31 of each year.


ARTICLE VII.  EVENTS OF DEFAULT

    In case of the happening of any of the following events ("Events of Default"):

    (a) any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings or issuances of Letters of Credit hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

    (b) default shall be made in the payment of any principal of any Loan or the reimbursement with respect to any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise, and, in the case of default in reimbursement, such default shall continue unremedied for a period of one Business Day;

    (c) default shall be made in the payment of any interest on any Loan or any Fee or LC Disbursement or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;

    (d) default shall be made in the due observance or performance by the Borrower or any Subsidiary of any covenant, condition or agreement contained in Section 5.01(a), 5.05 or 5.08 or in Article VI;

    (e) default shall be made in the due observance or performance by the Borrower or any Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or any Lender to the Borrower;

    (f) the Borrower or any Subsidiary shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness in a principal amount in excess of $1,000,000, when and as the same shall become due and payable, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, such Indebtedness to become due prior to its stated maturity;

    (g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any Subsidiary, or of a substantial part of the property or assets of the Borrower or a Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of the property or assets of the Borrower or a Subsidiary or (iii) the winding-up or liquidation of the Borrower or any Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

    (h) the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of the property or assets of the Borrower or any Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding,
(v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

    (i) one or more judgments for the payment of money in an aggregate amount in excess of $1,000,000 shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any Subsidiary to enforce any such judgment;

    (j) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events, could reasonably be expected to result in liability of the Borrower and its ERISA Affiliates in an aggregate amount exceeding $1,000,000 or requires payments exceeding $500,000 in any year;

    (k) any Loan Document shall for any reason be asserted by the Borrower or any Loan Party not to be a legal, valid and binding obligation of any party thereto; or

    (l) there shall have occurred a Change in Control;

then, and in every such event (other than an event with respect to the Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent at the request of the Required Lenders, shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder and
(ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to the Borrower described in paragraph (g) or (h) above, the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.


ARTICLE VIII.  THE ADMINISTRATIVE AGENT

    In order to expedite the transactions contemplated by this Agreement, The Chase Manhattan Bank is hereby appointed to act as Administrative Agent on behalf of the Lenders and the Issuing Banks. Each of the Lenders and each assignee of any such Lender, hereby irrevocably authorizes the Administrative Agent to take such actions on behalf of such Lender or assignee or such Issuing Bank and to exercise such powers as are specifically delegated to the Administrative Agent by the terms and provisions hereof and of the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The Administrative Agent is hereby expressly authorized by the Lenders and the Issuing Banks, without hereby limiting any implied authority, (a) to receive on behalf of the Lenders and the Issuing Banks all payments of principal of and interest on the Loans, all payments in respect of LC Disbursements and all other amounts due to the Lenders hereunder, and promptly to distribute to each Lender or each Issuing Bank its proper share of each payment so received; (b) to give notice on behalf of each of the Lenders to the Borrower (with a copy to each Lender) of any Event of Default specified in this Agreement of which the Administrative Agent has actual knowledge acquired in connection with its agency hereunder; and (c) to distribute to each Lender copies of all notices, financial statements and other materials delivered by the Borrower pursuant to this Agreement as
received by the Administrative Agent.   Without limiting the generality of
the foregoing, the Administrative Agent is hereby expressly authorized to execute any and all documents (including releases) with respect to the release of Harper-Wyman Company or any other Subsidiary the Capital Stock of which has been sold as permitted under Section 6.05 from the Guarantee Agreement and the Indemnity, Subrogation and Contribution Agreement and the rights of the Lenders with respect thereto, as contemplated by and in accordance with the provisions of this Agreement.

    Neither the Administrative Agent nor any of its directors, officers, employees or agents shall be liable as such for any action taken or omitted by any of them except for its or his own gross negligence or wilful misconduct, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by the Borrower or any other Loan Party of any of the terms, conditions, covenants or agreements contained in any Loan Document. The Administrative Agent shall not be responsible to the Lenders for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement or any other Loan Documents, instruments or agreements. The Administrative Agent shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Required Lenders (or all the Lenders if required by Section 9.08) and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all the Lenders. The Administrative Agent shall, in the absence of knowledge to the contrary, be entitled to rely on any instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper person or persons. Neither the Administrative Agent nor any of its directors, officers, employees or agents shall have any responsibility to the Borrower or any other Loan Party on account of the failure of or delay in performance or breach by any Lender or any Issuing Bank of any of its obligations hereunder or to any Lender or any Issuing Bank on account of the failure of or delay in performance or breach by any other Lender or any other Issuing Bank or the Borrower or any other Loan Party of any of their respective obligations hereunder or under any other Loan Document or in connection herewith or therewith. The Administrative Agent may execute any and all duties hereunder by or through agents or employees and shall be entitled to rely upon the advice of legal counsel selected by it with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

    The Lenders hereby acknowledge that the Administrative Agent shall not be under any duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement unless it shall be requested in writing to do so by the Required Lenders.

    Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, having a combined capital and surplus of at least $500,000,000 or an Affiliate of any such bank. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After the Administrative Agent's resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

    With respect to the Loans made by it hereunder, the Administrative Agent in its individual capacity and not as Administrative Agent shall have the same rights and powers as any other Lender and may exercise the same as though it were not the Administrative Agent, and the Administrative Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent.

    Each Lender agrees (a) to reimburse the Administrative Agent, on demand, in the amount of its pro rata share (based on its Commitments hereunder) of any expenses incurred for the benefit of the Lenders by the Administrative Agent, including counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, that shall not have been reimbursed by the Borrower and (b) to indemnify and hold harmless the Administrative Agent and any of its directors, officers, employees or agents, on demand, in the amount of such pro rata share, from and against any and all liabilities, taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against it in its capacity as Administrative Agent or any of them in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by it or any of them under this Agreement or any other Loan Document, to the extent the same shall not have been reimbursed by the Borrower; provided, however, that no Lender shall be liable to the Administrative Agent or any such other indemnified person for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or wilful misconduct of the Administrative Agent or any of its directors, officers, employees or agents.

    Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.


ARTICLE IX.  MISCELLANEOUS

    SECTION 9.01. Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

    (a) if to the Borrower, to it at 1000 Winter Street, Waltham, MA 02154, Attention of Pamela F. Lenehan (Telecopy No. (617) 890-8585);

    (b) if to the Administrative Agent, to The Chase Manhattan Bank Agency Services, Grand Central Tower, 140 East 45th Street, New York, New York 10017, Attention of Winslowe Ogbourne (Telecopy No. (212) 622-0002), with a copy to The Chase Manhattan Bank, 270 Park Avenue, New York, New York 10017, Attention of Ann B. Kerns (Telecopy No. (212) 270-2625); and

    (c) if to a Lender, to it at its address (or telecopy number) set forth in Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this
Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01.

    SECTION 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and the Issuing Banks and shall survive the making by the Lenders of the Loans and the issuance of Letters of Credit by the Issuing Banks, regardless of any investigation made by the Lenders or the Issuing Banks or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated. The provisions of Sections 2.14, 2.16, 2.20 and 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, any Lender or any Issuing Bank.

    SECTION 9.03. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

    SECTION 9.04. Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, the Administrative Agent, the Issuing Banks or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

    (b) Each Lender may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided, however, that (i) except in the case of an assignment to a Lender or an Affiliate of such Lender, (x) the Borrower and the Administrative Agent (and, in the case of any assignment of a Commitment, each Issuing
Bank) must give their prior written consent to such assignment (which consent shall not be unreasonably withheld) and (y) the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 (or, if less, the entire remaining amount of such Lender's Commitment) and shall not result in the Commitment of the assigning Lender being less than $10,000,000, (ii) each such assignment shall be the same percentage of all the assigning Lender's rights and obligations under this Agreement, except that this clause shall not apply to rights in respect of outstanding Competitive Loans, (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 and
(iv) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. Upon acceptance and recording pursuant to paragraph (e) below, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.16, 2.20 and 9.05, as well as to any Fees accrued for its account and not yet paid).

    (c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment, and the outstanding balances of its Revolving Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05 or delivered pursuant to Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

    (d) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

    (e) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above and, if required, the written consent of the Borrower, each Issuing Bank and the Administrative Agent to such assignment, the Administrative Agent shall (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Lenders and the Issuing Bank. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

    (f) Each Lender may without the consent of the Borrower, any Issuing Bank or the Administrative Agent sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Revolving Loans owing to it); provided, however, that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other entities shall be entitled to the benefit of the cost protection provisions contained in Sections 2.14, 2.16 and 2.20 to the same extent as if they were Lenders (but the liability of the Borrower under such Sections shall not be greater than its liability thereunder to the selling Lender) and
(iv) the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans or LC Disbursements and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers increasing the principal of the Loans, decreasing any fees payable hereunder or the rate at which interest is payable on the Loans, extending any scheduled principal payment date, Commitment reduction date or date fixed for the payment of interest on the Loans or increasing or extending the Commitments or releasing any Guarantor).

    (g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this
Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided, however, that, prior to any such disclosure of information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.16.

    (h) Any Lender may at any time assign all or any portion of its rights under this Agreement to a Federal Reserve Bank to secure extensions of credit by such Federal Reserve Bank to such Lender; provided, however, that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such Bank for such Lender as a party hereto.
In order to facilitate such an assignment to a Federal Reserve Bank, the Borrower shall, at the request of the assigning Lender, duly execute and deliver to the assigning Lender a promissory note or notes evidencing the Loans made to the Borrower by the assigning Lender hereunder.

    (i) The Borrower shall not assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent, each Issuing Bank and each Lender, and any attempted assignment without such consent shall be null and void.

    (j) In the event that Standard and Poor's Ratings Group, Moody's Investors Service, Inc., and Thompson's BankWatch (or InsuranceWatch Ratings Service, in the case of Lenders that are insurance companies (or Best's Insurance Reports, if such insurance company is not rated by InsuranceWatch Ratings Service)) shall, after the date that any Lender becomes a Lender, downgrade the long-term certificate deposit ratings of such Lender, and the resulting ratings shall be below BBB-, Baa3 and C (or BB, in the case of a Lender that is an insurance company (or B, in the case of an insurance company not rated by InsuranceWatch Ratings Service)), then any Issuing Bank shall have the right, but not the obligation, at its own expense, upon notice to such Lender and the Administrative Agent, to replace (or to request the Borrower to use its reasonable efforts to replace) such Lender with an assignee (in accordance with and subject to the restrictions contained in paragraph (b) above), and such Lender hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in paragraph (b) above) all its interests, rights and obligations in respect of its Commitment to such assignee; provided, however, that (i) no such assignment shall conflict with any law, rule and regulation or order of any Governmental Authority and (ii) such Issuing Bank or such assignee, as the case may be, shall pay to such Lender in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment on the Loans made by such Lender hereunder and all other amounts accrued for such Lender's account or owned to it hereunder.

    SECTION 9.05. Expenses; Indemnity. (a) The Borrower agrees to pay all reasonable out-of-pocket expenses incurred by the Administrative Agent and the Issuing Bank in connection with the syndication of the credit facilities provided for herein and the preparation and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or of any other Loan Document (whether or not the transactions thereby contemplated shall be consummated) or incurred by the Administrative Agent or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made or Letters of Credit issued hereunder, including the reasonable fees, charges and disbursements of Cravath, Swaine and Moore, counsel for the Administrative Agent, and, in connection with any such enforcement or protection, the fees, charges and disbursements of any other counsel for the Administrative Agent or any Lender.

    (b) The Borrower agrees to indemnify the Administrative Agent, each Lender and each Issuing Bank, each Affiliate of any of the foregoing persons and each of their respective directors, officers, employees and agents (each such person being called an "Indemnitee") against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the Transactions and the other transactions contemplated thereby, (ii) the use of the proceeds of the Loans or issuance of Letters of Credit, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, or (iv) any actual or alleged presence or Release of Hazardous Materials on any property owned or operated by the Borrower or any of the Subsidiaries, or any Environmental Claim related in any way to the Borrower or the Subsidiaries; provided, however, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or wilful misconduct of such Indemnitee.

    (c) The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, any Lender or any Issuing Bank. All amounts due under this Section 9.05 shall be payable on written demand therefor.

    SECTION 9.06. Right of Setoff. Subject to Section 2.18, if an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender (or any of its affiliates) to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

    SECTION 9.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS (1993 REVISION), INTERNATIONAL CHAMBER OF COMMERCE, PUBLICATION NO. 500 (THE "UNIFORM CUSTOMS") AND, AS TO MATTERS NOT GOVERNED BY THE UNIFORM CUSTOMS, THE LAWS OF THE STATE OF NEW YORK.

    SECTION 9.08. Waivers; Amendment. (a) No failure or delay of the Administrative Agent, any Lender or any Issuing Bank in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

    (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of any Loan or any scheduled principal payment date or date for the payment of any interest on any Loan or any date for reimbursement of an LC Disbursement, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan or LC Disbursement, without the prior written consent of each Lender directly affected thereby, (ii) change or extend the Commitment or decrease the Commitment Fees or other fees of any Lender without the prior written consent of such Lender, (iii) amend or modify the provisions of Section 2.09(c), 2.17, 2.18, 9.04(i) or 4.02, the provisions of this Section 9.08, the definition of the term "Required Lenders" or release any Guarantor from the Guarantee Agreement and the Indemnity, Subrogation and Contribution Agreement unless all or substantially all of the Capital Stock of such Guarantor is sold in a transaction permitted by this Agreement, in each case without the prior written consent of each Lender or (iv) amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Issuing Bank hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or each Issuing Bank.

    SECTION 9.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or participation in any LC Disbursement, together with all fees, charges and other amounts which are treated as interest on such Loan or participation in such LC Disbursement under applicable law (collectively the "Charges"), shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

    SECTION 9.10. Entire Agreement. This Agreement, the Fee Letter and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

    SECTION 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

    SECTION 9.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

    SECTION 9.13. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

    SECTION 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

    SECTION 9.15. Jurisdiction; Consent to Service of Process. (a) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower or its properties in the courts of any jurisdiction.

    (b) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

    (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

    SECTION 9.16. Confidentiality. The Administrative Agent, each Issuing Bank and each of the Lenders agrees to keep confidential (and to use its best efforts to cause its respective agents and representatives to keep confidential) the Information (as defined below) and all copies thereof, extracts therefrom and analyses or other materials based thereon, except that the Administrative Agent, each Issuing Bank or any Lender shall be permitted to disclose Information (a) to such of its respective officers, directors, employees, agents, affiliates and representatives as need to know such Information, (b) to the extent requested by any regulatory authority, (c) to the extent otherwise required by applicable laws and regulations or by any subpoena or similar legal process, (d) in connection with any suit, action or proceeding relating to the enforcement of its rights hereunder or under the other Loan Documents or (e) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 9.16 or (ii) becomes available to the Administrative Agent, each Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, "Information" shall mean all financial statements, certificates, reports, agreements and information (including all analyses, compilations and studies prepared by the Administrative Agent, each Issuing Bank or any Lender based on any of the foregoing) that are received from the Borrower and related to the Borrower, any shareholder of the Borrower or any employee, customer or supplier of the Borrower, other than any of the foregoing that were available to the Administrative Agent, each Issuing Bank or any Lender on a nonconfidential basis prior to its disclosure thereto by the Borrower, and which are in the case of Information provided after the date hereof, clearly identified at the time of delivery as confidential. The provisions of this Section 9.16 shall remain operative and in full force and effect regardless of the expiration and term of this Agreement.


    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                            OAK INDUSTRIES INC.,

                            by /s/ Pamela F. Lenehan
                            Name:  Pamela F. Lenehan
                            Title: Senior Vice President,
                                   Corporate Development
                                   and Treasurer

                            THE CHASE MANHATTAN BANK,
                            individually and as
                            Administrative Agent and Issuing Bank,

                            by /s/ Ann B. Kerns
                            Name:  Ann B. Kerns
                            Title: Vice President





                            THE FIRST NATIONAL BANK OF BOSTON,

                            by /s/ Chris Francis
                            Name:  Chris Francis
                            Title: Vice President





                            MELLON BANK, N.A.,

                            by /s/ R. Summersgill
                            Name:  R. Summersgill
                            Title: First Vice President





                           FIRST UNION NATIONAL BANK OF NORTH CAROLINA,

                           by /s/ Mark M. Harden
                           Name:  Mark M. Harden
                           Title: Vice President





                           FLEET NATIONAL BANK,

                           by /s/ Roger C. Boucher
                           Name:  Roger C. Boucher
                           Title: Vice President





                           LTCB TRUST CO.,

                           by /s/ Noboru Kubota
                           Name:  Noboru Kubota
                           Title: Senior Vice President





                           NATIONSBANK OF TEXAS, N.A.,

                           by /s/ Yousuf Omar
                           Name:  Yousuf Omar
                           Title: Senior Vice President






                          ABN AMRO BANK N.V., Boston Branch,

                          by:   ABN AMRO NORTH AMERICA, INC., as agent,

                          by: /s/ Carol A. Levine
                          Name:   Carol A. Levine
                          Title:  Managing Director

                          by /s/ James E. Davis
                          Name:  James E. Davis
                          Title: Vice President





                          BHF-BANK AG,

                          by /s/ Evon Contos
                          Name:  Evon Contos
                          Title: Vice President


                          by /s/ Linda Pace
                          Name:  Linda Pace
                          Title: Assistant Vice President





                          CREDIT LYONNAIS NEW YORK BRANCH,

                          by /s/ Jacques-Yves Mulliez
                          Name:  Jacques-Yves Mulliez
                          Title: Senior Vice President







                         THE ROYAL BANK OF SCOTLAND PLC-NEW YORK BRANCH,

                         by /s/ Russell M. Gibson
                         Name:  Russell M. Gibson
                         Title: Vice President & Deputy Manager










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